Exhibit 2.1

STOCK PURCHASE AGREEMENT

between:

XCYTE THERAPIES, INC.,

a Delaware corporation;

and

CYCLACEL GROUP PLC,

a public limited company organized under the laws of England and Wales.

Dated as of December 15, 2005

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10.9	Severability	57

10.10	Construction	57

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STOCK PURCHASE AGREEMENT

THIS STOCK PURCHASE AGREEMENT (this “Agreement”) is made and entered into as of December 15, 2005, by and between XCYTE THERAPIES, INC., a Delaware corporation (“Xcyte”), and CYCLACEL GROUP PLC, a public limited company organized under the laws of England and Wales with registered number 5090795 (“Seller”). Certain capitalized terms used in this Agreement are defined in Exhibit A.

RECITALS

A. Seller desires to sell to Xcyte and Xcyte desires to purchase from Seller all of the issued and outstanding share capital of Cyclacel Ltd., a limited company organized under the laws of England and Wales with registered number 3237549 and a wholly-owned subsidiary of Seller (“Cyclacel”), on the terms and subject to the conditions set forth in this Agreement (the “Stock Purchase”).

B. Immediately following the completion of the Stock Purchase, Seller desires to effect a members voluntary dissolution liquidation (the “Liquidation,” and together with the Stock Purchase and the Charter Amendments (as defined below), the “Transactions”). Upon the Liquidation, it is intended that all of the assets of Seller (including shares of Xcyte Common Stock acquired pursuant to the terms of this Agreement) will be distributed to Seller’s shareholders and that Seller will be dissolved.

C. The board of directors of Seller believes it is in the best interests of Seller and its stockholders to engage in the Stock Purchase and the Liquidation and, in furtherance thereof, the board of directors of Seller has approved this Agreement, the Stock Purchase and the Liquidation.

D. The board of directors of Xcyte believes it is in the best interests of Xcyte and its stockholders to engage in the Stock Purchase and to amend Xcyte’s Certificate of Incorporation pursuant to the Charter Amendments and, in furtherance thereof, the board of directors of Xcyte has approved this Agreement, the Stock Purchase and the Charter Amendments.

E. In order to induce Xcyte to enter into this Agreement and to cause the Stock Purchase and Charter Amendments to be consummated, certain stockholders of Seller are executing irrevocable voting undertakings in favor of Xcyte concurrently with the execution and delivery of this Agreement in substantially the form attached hereto as Exhibit B (the “Seller Stockholder Voting Agreements”).

F. In order to induce Seller to enter into this Agreement and to cause the Stock Purchase and the Liquidation to be consummated, certain stockholders of Xcyte are executing voting agreements in favor of Seller concurrently with the execution and delivery of this Agreement in substantially the form attached hereto as Exhibit C (the “Xcyte Stockholder Voting Agreements”).

AGREEMENT

The parties to this Agreement, intending to be legally bound, agree as follows:

Section 1. DESCRIPTION OF TRANSACTIONS

1.1 The Stock Purchase. (a) On the terms and subject to the conditions of this Agreement, at the Closing, (i) Seller shall sell, assign, transfer and deliver to Xcyte and Xcyte shall purchase from Seller all right, title and interest in and to all of the Cyclacel Shares free and clear of all Encumbrances and representing all of the share capital and other securities of Cyclacel and (ii) Xcyte shall issue and deliver to Seller a number of validly issued, fully paid and nonassessable shares of Xcyte Common Stock equal to the Xcyte Share Amount. For purposes of this Agreement, the “Xcyte Share Amount” shall mean a number of shares of Xcyte Common Stock (rounded to the nearest whole share) equal to the product of (A) the number of shares of Xcyte Common Stock issued and outstanding immediately prior to the Closing plus the Closing Share Number multiplied by (B) the Consideration Multiple.

(b) For purposes of this Agreement:

(i) The “Consideration Multiple” shall mean the quotient (rounded to the fourth decimal point) of (A) one minus the Cash Amount divided by (B) the Cash Amount.

(ii) The “Cash Amount” shall mean the quotient of (A) the Cash held by Xcyte immediately prior to Closing divided by (B) the sum of (x) the Cash held by Xcyte immediately prior to Closing plus (y) 80 million; provided, however, that if (I) the Closing occurs after March 31, 2006 and on or before April 30, 2006, the amount of Cash held by Xcyte immediately prior to Closing shall be deemed to be the amount actually held plus $500,000 and (II) if the Closing occurs after April 30, 2006, the amount of Cash held by Xcyte immediately prior to Closing shall be deemed to be the amount actually held plus $1,000,000.

(iii) “Cash” shall mean cash, cash equivalents and the market value of short-term investments.

1.2 The Liquidation. Prior to the Stock Purchase, Seller shall take the actions set forth in Section 5.2 as well as all other actions within its control that may be necessary or advisable in order to cause the Liquidation to occur as soon as reasonably practicable following the Stock Purchase. Immediately following the Closing (as defined in Section 1.4), Seller shall (a) appoint a liquidator to distribute Seller’s assets and (b) instruct the liquidator to distribute the shares of Xcyte Common Stock to the Seller’s shareholders. As soon as reasonably possible following the Stock Purchase, Seller shall consummate the Liquidation.

1.3 Charter Amendments. Subject to the conditions set forth in this Agreement, in connection with the Stock Purchase, effective as of the Closing, Xcyte shall cause its Certificate of Incorporation to be amended substantially as set forth on Exhibit D (the “Charter Amendments”).

1.4 Closing. (a) Unless this Agreement is earlier terminated pursuant to the provisions of Section 9.1, and subject to the satisfaction or waiver of the conditions set forth in

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Sections 6, 7 and 8, the consummation of the Stock Purchase (the “Closing”) shall take place at the offices of Wilson Sonsini Goodrich & Rosati, Professional Corporation, 701 Fifth Avenue, Seattle, Washington, as promptly as reasonably practicable (but in no event later than the fifth Business Day following the satisfaction or waiver of the last to be satisfied or waived of the conditions set forth in Sections 6, 7 and 8 (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of each of such conditions) or at such other time, date and place as Xcyte and Seller may mutually agree in writing. The date on which the Closing actually takes place is referred to as the “Closing Date.” The Charter Amendments shall be filed on the Closing Date and become effective at the time of the filing of the Certificate of Amendment to Xcyte’s Certificate of Incorporation with the Secretary of State of the State of Delaware (the “Certificate of Amendment”).

(b) On the Closing Date, the Seller shall deliver to Xcyte share certificates and duly executed stock transfer forms in respect of all of the issued and outstanding Cyclacel Shares.

(c) On the Closing Date, Xcyte shall deliver to Seller a certificate or certificates, registered in Seller’s name, representing the number of shares of Xcyte Common Stock equal to the Xcyte Share Amount.

Section 2. Representations and Warranties of Seller

Seller represents and warrants to Xcyte as follows, except as set forth in the written disclosure schedule delivered by Seller to Xcyte (the “Seller Disclosure Schedule”). The Seller Disclosure Schedule shall be arranged in sections corresponding to the numbered sections contained in this Section 2. The disclosures in any section of the Seller Disclosure Schedule shall qualify other sections in this Section 2 to the extent it is reasonably clear from a reading of the disclosure that such disclosure is applicable to such other sections. The inclusion of any information in the Seller Disclosure Schedule (or any update thereto) shall not be deemed to be an admission or acknowledgment, in and of itself, that such information is required by the terms of this Agreement to be disclosed, is material, has resulted in or would reasonably be expected to result in a Cyclacel Material Adverse Effect, or is within or outside the ordinary course of business.

2.1 Subsidiaries; Due Organization; Etc.

(a) Seller does not have and has never had any Subsidiaries other than Cyclacel and Cyclacel Nominees Limited. Neither Cyclacel nor Cyclacel Nominees Limited has or has ever had any Subsidiaries. Other than Seller’s ownership of the Cyclacel Shares, none of Seller, Cyclacel or Cyclacel Nominees Limited own any capital stock of, or any equity interest of any nature in, any Entity. Cyclacel has not agreed nor is it obligated to make, nor is it bound by any Contract under which it may become obligated to make, any future investment in or capital contribution to any other Entity. Cyclacel has not, at any time, been a general partner of, or otherwise been liable for any of the debts or other obligations of, any general partnership, limited partnership or other Entity.

(b) Cyclacel is a limited company duly incorporated and validly existing under the laws of England and Wales and has all necessary power and authority: (i) to conduct its business in all material respects in the manner in which its business is currently being conducted; (ii) to own, lease and use its assets in all material respects in the manner in which its assets are

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currently owned, leased and used; and (iii) to perform in all material respects its obligations under all Contracts by which it is bound.

(c) Cyclacel is qualified to do business as a foreign corporation, and, to the extent applicable, is in good standing, under the laws of all jurisdictions where the nature of its business requires such qualification, other than such failures to be so qualified as, individually or in the aggregate, has not resulted in and would not reasonably be expected to result in a Cyclacel Material Adverse Effect.

(d) Each of Cyclacel and Seller has made available to counsel for Xcyte copies of its minute books, which such minute books (i) are the only minute books of Cyclacel and Seller, and (ii) accurately reflect all meetings of directors (or committees thereof) and stockholders or actions by written consent of the board of directors or stockholders of Cyclacel and Seller.

2.2 Certificate of Incorporation; Memorandum and Articles of Association. Seller has delivered to Xcyte accurate and complete copies of Cyclacel’s certificate of incorporation and memorandum and articles of association, including all amendments thereto. Each such document is in full force and effect. Cyclacel is not in violation of any of the provisions of its certificate of incorporation or memorandum and articles of association.

2.3 Capitalization, Etc.

(a) The authorized share capital of Cyclacel consists of 19,837,045 Cyclacel Shares, of which 1,871,210 ordinary shares of 0.1 pence each, 17,965,835 preferred D shares of 0.1 pence each and zero deferred shares of 0.1 pence each, have been issued and are outstanding as of the date of this Agreement. Cyclacel does not hold any shares of its capital stock in its treasury. All of the outstanding Cyclacel Shares have been duly authorized and validly issued, and are fully paid and nonassessable. None of the outstanding Cyclacel Shares is entitled or subject to any preemptive right, right of participation, right of maintenance or any similar right. None of the outstanding Cyclacel Shares is subject to any right of first refusal in favor of Cyclacel. Except as contemplated herein, there is no Contract relating to the voting or registration of, or restricting any Person from purchasing, selling, transferring, pledging or otherwise disposing of (or granting any option or similar right with respect to), any Cyclacel Shares. Cyclacel is not under any obligation, nor is it bound by any Contract pursuant to which it may become obligated, to repurchase, redeem or otherwise acquire any outstanding Cyclacel Shares or other securities. Cyclacel does not hold any repurchase rights with respect to Cyclacel Shares. There is no share capital, interest or other security of Cyclacel, other than the Cyclacel Shares all of which are described in the first sentence of this Section 2.3(a). Seller is the registered and beneficial owner of all of the Cyclacel Shares, free and clear of all Encumbrances. No legend or other reference to any purported Encumbrance appears upon any certificate representing equity securities of Cyclacel. Upon consummation of the Stock Purchase, (i) Xcyte will acquire good title to all of the issued and outstanding Cyclacel Shares, free and clear of all Encumbrances and (ii) Cyclacel will become a wholly-owned subsidiary of Xcyte.

(b) Cyclacel does not have any stock option plan or any other plan, program, agreement or arrangement providing for any equity or equity-based compensation for any Person.

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(c) There is no: (i) outstanding subscription, option, call, warrant or right (whether or not currently exercisable) to acquire any share capital, interests or other securities of Cyclacel; (ii) outstanding security, instrument or obligation (written or oral) that is or may become convertible into or exchangeable for any share capital stock, interests or other securities of Cyclacel; (iii) stockholder rights plan (or similar plan commonly referred to as a “poison pill”) or Contract under which Seller or Cyclacel is or may become obligated to sell or otherwise issue any share capital, interests or any other securities; (iv) condition or circumstance that may give rise to or provide a basis for the assertion of a claim by any Person to the effect that such Person is entitled to acquire or receive any share capital, interests or other securities of Cyclacel. There are no outstanding or authorized stock appreciation, phantom stock, profit participation or other similar rights with respect to Cyclacel.

(d) All outstanding Cyclacel Shares have been issued and granted in compliance with (i) all applicable securities laws and other applicable Legal Requirements, and (ii) all material requirements set forth in any applicable Cyclacel Contract.

(e) The register of members and statutory books of Cyclacel contain accurate records of its members and all the other information which is required to be contained in such register and books under the Companies Act. All returns, particulars, resolutions and other documents required to be delivered by Cyclacel to the Registrar of Companies have been duly delivered and no fines or penalties are outstanding. Cyclacel has not received any notice of any intended application for the rectification of the register of members of Cyclacel. Cyclacel has not provided any financial assistance as defined in Section 152(1) of the Companies Act directly or indirectly for the purpose of acquiring its own shares or those of any of its holding companies or reducing or discharging any liability so incurred.

(f) Cyclacel has not redeemed or purchased or agreed to redeem or purchase any of its share capital or passed any resolutions authorizing any such redemption or purchase or entered into or agreed to enter into any contingent purchase contracts (as defined in section 165(1) of the Companies Act) or passed any resolutions approving any such contract or made any capitalization or reserves.

(g) No share in the capital of Cyclacel has been issued or transferred except in accordance with its memorandum and articles of association.

2.4 Financial Statements.

(a) Section 2.4(a) of the Seller Disclosure Schedule includes true and complete copies of (i) Cyclacel’s audited balance sheets at December 31, 2004 and 2003 and the consolidated statements of income, cash flow and shareholders’ equity for the year ended December 31, 2004, 2003 and 2002 and (ii) Cyclacel’s unaudited balance sheet at September 30, 2005 and the related unaudited statements of income, cash flow and shareholders’ equity for the nine-month period then ended (collectively, the “Cyclacel Financials”). The Cyclacel Financials (A) were prepared in accordance with U.K. generally accepted accounting principle (“UK GAAP”) (except that unaudited financial statements do not have notes thereto and other presentation items that may be required by UK GAAP) applied on a consistent basis throughout the periods indicated

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and (B) fairly present the financial condition and operating results of Cyclacel as of the dates and for the periods indicated therein.

(b) Section 2.4(b) of the Seller Disclosure Schedule includes true and complete copies of (i) Seller’s audited consolidated balance sheets at December 31, 2003 and the consolidated statements of income, cash flow and shareholders’ equity for the years ended December 31, 2003 and 2002 (the “Seller US GAAP Financials”), (ii) Seller’s audited consolidated balance sheet at December 31, 2004 and the consolidated statement of income, cash flow and shareholders’ equity for the year then ended and (iii) Seller’s unaudited consolidated balance sheet at September 30, 2005 and the related unaudited statements of income, cash flow and shareholders’ equity for the nine-month period then ended (the financial statements described in clauses (ii) and (iii), collectively, the “Seller UK GAAP Financials”). The Seller US GAAP Financials (A) were prepared in accordance with United States generally accepted accounting principle (“US GAAP”) (except that unaudited financial statements do not have notes thereto and other presentation items that may be required by US GAAP) applied on a consistent basis throughout the periods indicated and (B) fairly present the financial condition and operating results of Seller as of the dates and for the periods indicated therein. The Seller UK GAAP Financials (x) were prepared in accordance with UK GAAP (except that unaudited financial statements do not have notes thereto and other presentation items that may be required by UK GAAP) applied on a consistent basis throughout the periods indicated and (y) fairly present the financial condition and operating results of Cyclacel as of the dates and for the periods indicated therein.

(c) Cyclacel maintains a system of internal accounting controls designed to provide reasonable assurance that: (i) transactions are executed in accordance with management’s general or specific authorizations; (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with generally accepted accounting principles and to maintain asset accountability; (iii) access to assets is permitted only in accordance with management’s general or specific authorization; and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences. Cyclacel maintains internal control over financial reporting that provides reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with United States generally accepted accounting purposes.

(d) The Cyclacel Financials and Seller Financials make provisions for, reserve for or disclose, as appropriate: (i) all liabilities, whether actual, contingent, unquantified or disputed; (ii) all capital commitments, whether actual or contingent; (iii) all bad or doubtful debts; (iv) all exceptional items; (v) all changes in accounting policies; and (vi) all transactions with any of Cyclacel, Seller, Cyclacel’s Associate, Seller’s Associate, director or associate of a director of Seller or Cyclacel, as at their applicable dates.

(e) All the accounts, books and ledgers and financial and other records of Cyclacel (including all invoices) have been properly kept (in accordance with sections 221 and 222 of the Companies Act where relevant) and are within Cyclacel’s possession and control and all transactions relating to its business have been duly and correctly recorded in them. The original documents of title relating to the assets of Cyclacel and the original of all written agreements, deeds and other instruments entered into by Cyclacel are in its possession and control. Cyclacel’s records, systems, controls, data or information, are not recorded, stored, maintained, operated or otherwise wholly or partly dependent on or held by any means including any electronic, mechanical or

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photographic process (whether computerized or not) which (including all means of access) are not under the exclusive ownership and direct control of Cyclacel.

2.5 Absence of Changes. Since the date of the Cyclacel Unaudited Interim Balance Sheet:

(a) there has not been any material loss, damage or destruction to, or any material interruption in the use of, any of the assets or business of Cyclacel (whether or not covered by insurance);

(b) Cyclacel has not: (i) declared, accrued, set aside or paid any dividend or made any distribution in respect of any share capital, interests or other securities; or (ii) repurchased, redeemed or otherwise reacquired any share capital, interests or other securities;

(c) Cyclacel has not sold, issued or granted, or authorized the issuance of: (i) any share capital or other security; (ii) any option, warrant or right to acquire any share capital or any other security; or (iii) any instrument convertible into or exchangeable for any share capital or other security;

(d) Cyclacel has not amended or waived any of its rights under, or permitted the acceleration of vesting under any provision of: (i) any restricted stock purchase agreement; or (ii) any other Contract evidencing or relating to any equity award (whether payable in cash or stock);

(e) there has been no amendment to the certificate of incorporation or memorandum and articles of association of Cyclacel, and Cyclacel has not effected or been a party to any merger, consolidation, share exchange, business combination, recapitalization, reclassification of shares, stock split, reverse stock split or similar transaction;

(f) Cyclacel has not formed any Subsidiary or acquired any equity interest or other interest in any other Entity;

(g) Cyclacel has not: (i) lent money to any Person; (ii) incurred or guaranteed any material indebtedness; (iii) issued or sold any debt securities or options, warrants, calls or other rights to acquire any debt securities; (iv) guaranteed any debt securities of others; (v) created any security interest in Cyclacel’s material assets or properties; or (vi) made any capital expenditure or commitment in excess of $250,000;

(h) Cyclacel has not: (i) adopted, established or entered into any Cyclacel Employee Plan; or (ii) caused or permitted any Cyclacel Employee Plan to be amended other than as required by law so as to increase benefits accruing or payable thereunder;

(i) Cyclacel has not changed any of its methods of accounting or accounting practices;

(j) Cyclacel has not made any material Tax election;

(k) Cyclacel has not commenced or settled any Legal Proceeding, nor has Cyclacel received any notice or threat of any Legal Proceeding;

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(l) Cyclacel has not entered into any material transaction or taken any other material action outside the ordinary course of business or inconsistent with past practices;

(m) other than in the ordinary course of business consistent with past practices, Cyclacel has not revalued any of its material assets, or sold, leased, licensed or otherwise disposed of any of its material assets or properties, nor has any security interest been created in such material assets or properties;

(n) there has been no amendment or termination of any material Contract to which Cyclacel is a party or by which it is bound other than the expiration of any such Contract in accordance with its terms as the result of the passage of time which would not result in a Cyclacel Material Adverse Effect;

(o) Cyclacel has not received notice of any material claim or potential claim of ownership by a third party of the Cyclacel IP Rights or of infringement by Cyclacel of any third party’s Intellectual Property;

(p) there has been no change royalties set or charged by Cyclacel to its customers or licensees or in royalties set or charged by Persons who have licensed Intellectual Property to Cyclacel;

(q) there has been no event or condition of any character that has resulted in or would reasonably be expected to result in a Cyclacel Material Adverse Effect;

(r) Cyclacel has not waived or released any of its rights or claims, including any write-off, or other compromise of any account receivable in excess of $50,000 individually or $100,000 in the aggregate;

(s) other than in the ordinary course of business consistent with past practices, Cyclacel has not increased the wages, salary, fringe benefits or other compensation payable or to become payable to its officers, directors, employees or advisors or the declaration, payment or commitment or obligation of any kind for the payment by such corporation of a bonus or other additional salary or compensation to any such person;

(t) Cyclacel has not negotiated, agreed or committed to take any of the actions referred to in clauses “(b)” through “(s)” above (other than negotiations between the Parties to enter into this Agreement).

2.6 Title to Assets.

(a) Cyclacel owns, and has, and immediately following the Closing will own and have, good and valid title to, or, in the case of leased properties and assets, valid leasehold interests in, all material tangible properties or assets and equipment used or held for use in its business or operations or purported to be owned by it, including: (i) all assets reflected on the Cyclacel Unaudited Interim Balance Sheet (except for inventory sold or otherwise disposed of in the ordinary course of business since the date of the Cyclacel Unaudited Interim Balance Sheet); and (ii) all other assets reflected in the books and records of Cyclacel as being owned by Cyclacel. All of said assets are owned by Cyclacel free and clear of any Encumbrances, except for: (i) any lien for

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current taxes not yet due and payable; and (ii) liens that do not materially detract from the value of the assets subject thereto or materially impair the operations of Cyclacel.

(b) Seller does not own any assets other than the Cyclacel Shares, which are not material in amount or material to the business or operations of Cyclacel. Cyclacel Nominees Limited does not own any assets. Neither Seller nor Cyclacel Nominees Limited is a party to any Cyclacel Contract. Cyclacel owns all assets that are required in order to carry on its business in all material respects in the manner, extent and places it has been carried on in the two years preceding this Agreement. Seller is not insolvent, as determined pursuant to the Insolvency Act of 1986.

2.7 Real Property; Leasehold. Cyclacel does not own real property, nor has it ever owned any real property. Schedule 2.7(a) of the Seller Disclosure Schedule sets forth a list of all real property currently leased by Cyclacel. All such current leases are in full force and effect, are valid and effective against Cyclacel, and, to the Knowledge of Seller, each other party thereto, in accordance with their respective terms, and there is not, under any of such leases, any existing default by Cyclacel (or event which with notice or lapse of time, or both, would constitute a default).

2.8 Intellectual Property.

(a) Cyclacel owns, or has the right to use, sell or license, and has the right to bring actions for the infringement of, all material Cyclacel IP Rights.

(b) Section 2.8(b) of the Seller Disclosure Schedule sets forth an accurate, true and complete listing of all material Cyclacel IP Rights. There is no Intellectual Property necessary or used in Cyclacel’s business as presently conducted and as proposed to be conducted, in each case, in all material respects, other than that set forth on Section 2.8(b) of the Seller Disclosure Schedule.

(c) Cyclacel holds in each case the sole, exclusive, valid, unrestricted, unencumbered and lawful title to any and all of the material Cyclacel IP Rights, other than as set forth in Section 2.8(c)(1) of the Seller Disclosure Schedule, and has not granted any liens, mortgages, encumbrances, security interests, licenses, sublicenses, or other agreements to any of such Cyclacel IP Rights, other than those set out in Section 2.8(c)(2) of the Seller Disclosure Schedule.

(d) Except as, individually or in the aggregate, has not resulted in and would not reasonably be expected to result in a Cyclacel Material Adverse Effect, the Cyclacel IP Rights are valid and enforceable, in whole and in part (and, to the Knowledge of Seller, all patent applications included in the Cyclacel IP Rights would be valid and enforceable if issued as patents), and Cyclacel has not undertaken or omitted to undertake any acts, and to the Knowledge of Seller, no circumstances or grounds exist, that would invalidate, reduce or eliminate (excluding any such reductions or eliminations that occur in the ordinary course of patent prosecution), in whole or in part, the enforceability or scope of, or its entitlement to exclusively exploit, such rights, or otherwise impair the conduct of Cyclacel’s business as conducted or as proposed to be conducted with respect to such rights.

(e) Except as, individually or in the aggregate, has not resulted in and would not reasonably be expected to result in a Cyclacel Material Adverse Effect, the practice of (i) the business, products and activities of Cyclacel as currently conducted and as proposed to be

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conducted, and (ii) the Cyclacel IP Rights, do not infringe upon, may not infringe upon, interfere with, misappropriate, or otherwise breach the rights of any third party. No third party has claimed the invalidity or unenforceability of any of the material Cyclacel IP Rights and, to the Knowledge of Seller, there are no circumstances according to which any third party would reasonably be expected to claim the invalidity or unenforceability of any of the material Cyclacel IP Rights. As pertains to the business of Cyclacel and against them or any employees thereof, (i) there are no patent infringement or other intellectual property suits on the date of this Agreement; (ii) there have been no such suits in the preceding five (5) years, and (iii) there have been no asserted patent infringement or other intellectual property claims.

(f) (i) Neither the validity of any of the Cyclacel IP Rights nor Cyclacel’s rights in the material Cyclacel IP Rights (a) are subject to any current, pending or, to the Knowledge of Seller, threatened, challenge, claim or proceeding including, but not limited to, litigation, opposition proceeding in any patent or other public or governmental office, or interference, (b) and have not been during the preceding five (5) years; (ii) except as, individually or in the aggregate, has not resulted in and would not reasonably be expected to result in a Cyclacel Material Adverse Effect, all steps which are necessary to maintain the Cyclacel IP Rights have been taken, including the payment of any public, annuity and maintenance fees.

(g) Cyclacel is not obliged to make material payments to any of its employees or any other parties, e.g. a third party inventor, with regard to the Cyclacel IP Rights.

(h) Section 2.8(h)(i) of the Seller Disclosure Schedules sets forth an accurate, true and complete listing of all Cyclacel IP Agreements (copies of which have been disclosed to Xcyte). Except as, individually or in the aggregate, has not resulted in and would not reasonably be expected to result in a Cyclacel Material Adverse Effect, (A) Cyclacel has the sole, exclusive, valid and unencumbered title to the Cyclacel IP Rights Agreements, (B) the Cyclacel IP Rights Agreements are valid, binding, enforceable and in full force and effect and have not been terminated, (C) Cyclacel has not granted any liens, mortgages, security interests, sub-licenses or other encumbrances in relation to the Cyclacel IP Rights Agreements, (D) Cyclacel has not received any notice of termination or cancellation under any of the Cyclacel IP Rights Agreements, or received any notice of breach or default under such agreement and (E) neither Cyclacel nor, to the Knowledge of Seller, any other party to such agreement, is in breach or default under any Cyclacel IP Rights Agreement.

(i) The execution, delivery and performance of this Agreement and the consummation of the Stock Purchase and the Liquidation will not constitute a breach of any material Cyclacel IP Rights Agreement, will not cause the forfeiture, cancellation or termination or give rise to a right of forfeiture, cancellation or termination of any material Cyclacel IP Rights or impair, in any material respect, the right of Cyclacel or Xcyte (following the Closing) to use, sell, license or otherwise exploit any material Cyclacel IP Rights or portion thereof.

(j) Cyclacel is not obligated to pay a royalty, grant a license or provide other consideration to any Person in connection with the material Cyclacel IP Rights.

(k) Except as, individually or in the aggregate, has not resulted in and would not reasonably be expected to result in a Cyclacel Material Adverse Effect, neither the manufacture, marketing, license, use, sale, offer for sale or intended use of any product or technology

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currently licensed or sold or under development by Cyclacel violates any license or agreement between Cyclacel and any third party or infringes or is in conflict with any intellectual property right of any other Person, including those which are the subject of any patent application known to Cyclacel. To the Knowledge of Seller, no third party is infringing upon, or violating any license or agreement with Cyclacel relating to any Cyclacel IP Rights.

(l) There is no pending or, to the Knowledge of Seller, threatened, action, suit, proceeding, claim or litigation contesting or challenging the validity, ownership or right to use, sell, license, exploit or dispose of any Cyclacel IP Rights, and Cyclacel is unaware of any facts that form a reasonable basis for such claim. Cyclacel has not received any notice asserting, nor to the Knowledge of Seller is there any claim or allegation, that any Cyclacel IP Rights or the proposed use, sale, license or disposition thereof conflicts or will conflict with the rights of any other party.

(m) Cyclacel has used commercially reasonable efforts to keep its trade secrets and proprietary information in confidence, and commercially reasonable protections are in place to keep such information confidential, including entering into licenses and contracts that generally require licensees, contractors and other third persons with access to such trade secrets to keep such trade secrets confidential.

2.9 Agreements, Contracts and Commitments. Neither Cyclacel, nor Seller in respect of the business or operations of Cyclacel, is a party to or bound by:

(a) any material bonus, deferred compensation, incentive compensation, pension, profit-sharing or retirement plans, or any other employee benefit plans or arrangements (including any agreements that contain severance pay);

(b) any employment, severance, change of control or consulting agreement, contract or commitment with any employee or individual consultant or salesperson or any consulting or sales agreement, contract or commitment under which any firm or other organization provides services to Cyclacel, not terminable by Cyclacel on ninety (90) days notice without liability, except to the extent general principles of wrongful termination law may limit Cyclacel’s ability to terminate employees at will;

(c) any agreement or plan, including any stock option plan, stock appreciation right plan or stock purchase plan or other equity-based plan, any of the benefits of which will be increased, or the vesting of benefits of which will be accelerated, by the occurrence of either the Stock Purchase or the Liquidation or the value of any of the benefits of which will be calculated on the basis of either of Stock Purchase or the Liquidation;

(d) any agreement of indemnification or guaranty other than indemnification agreements between Cyclacel and any of its officers or directors;

(e) any agreement, contract or commitment containing any covenant limiting the freedom of Cyclacel to engage in any line of business or compete with any Person;

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(f) any agreement, contract or commitment relating to capital expenditures and involving future obligations in excess of $100,000 and not cancelable without penalty;

(g) any agreement, contract or commitment currently in force relating to the disposition or acquisition of assets not in the ordinary course of business or any ownership interest in any corporation, partnership, joint venture or other business enterprise;

(h) any mortgages, indentures, loans, notes or credit agreements, security agreements or other agreements or instruments relating to the borrowing of money or extension of credit in excess of $100,000;

(i) any joint marketing or development agreement;

(j) (i) any distribution agreement (identifying any that contain exclusivity provisions); (ii) any dealer, distributor, joint marketing, alliance, joint venture, shareholder, cooperation, development or other agreement currently in force under which Cyclacel has continuing material obligations to jointly market any product, technology or service, or any material agreement pursuant to which Cyclacel has continuing material obligations to jointly develop any Intellectual Property that will not be owned, in whole or in part, by Cyclacel; (iii) any material agreement, contract or commitment currently in force to license any third party to manufacture or reproduce any Cyclacel product, service or technology or any material agreement, contract or commitment currently in force to sell or distribute any Cyclacel products or service except agreements with distributors or sales representative in the normal course of business cancelable without penalty upon notice of ninety (90) days or less and substantially in the form previously provided to Cyclacel; or (iv) licenses or other agreements, including amendments to such licenses, for patents, trademarks, trade secrets, domain names or other intellectual property rights;

(k) any collective bargaining agreements;

(l) any purchase order or contract for the purchase of raw materials involving $250,000 or more;

(m) any construction contract;

(n) any fidelity or surety bond or completion bond; or

(o) any other agreement, contract or commitment that is material to the business or operations of Cyclacel; or

(p) any other agreement, contract or commitment which was entered into otherwise than at arm’s length.

Neither Seller nor Cyclacel has, nor to the Knowledge of Seller has any other party to a Cyclacel Material Contract (as defined below), breached, violated or defaulted under, or received notice that it has breached, violated or defaulted under, any of the terms or conditions of any of the agreements, contracts or commitments to which Seller or Cyclacel is a party or by which either of them is bound of the type described in clauses (a) through (p) above (any such agreement, contract or commitment, a “Cyclacel Material Contract”) in such manner as would permit any other party to cancel or

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terminate any such Cyclacel Material Contract, or would permit any other party to seek damages which, individually or in the aggregate, have resulted in or would reasonably be expected to result in a Cyclacel Material Adverse Effect. Each Cyclacel Material Contract is valid, binding, enforceable against Cyclacel, and to the Knowledge of Seller, each other party thereto and is in full force and effect, subject to: (i) laws of general application relating to bankruptcy, insolvency and the relief of debtors; and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies.

2.10 Liabilities. Cyclacel has no liability, indebtedness, obligation, expense, claim, deficiency, guaranty or endorsement of any kind, whether accrued, absolute, contingent, matured, unmatured or other (whether or not required to be reflected in the financial statements in accordance with UK GAAP) (each a “Liability”), individually or in the aggregate, except for: (a) liabilities identified as such in the “liabilities” column of the Cyclacel Unaudited Interim Balance Sheet; (b) normal and recurring current liabilities that have been incurred by Cyclacel since the date of the Cyclacel Unaudited Interim Balance Sheet in the ordinary course of business consistent with past practices; and (c) liabilities that are not, individually or in the aggregate, material to Cyclacel either in amount or in consequence.

2.11 Compliance; Permits; Restrictions.

(a) Cyclacel is not in conflict with, or in default or violation of, and neither Seller nor Cyclacel has received any written notice of violations with respect to (i) any material Legal Requirement applicable to Cyclacel or by which its business or properties is bound or affected, or (ii) any material note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which Cyclacel is a party or by which Cyclacel or its business or property is bound or affected. No material investigation or review by any Governmental Body or authority is pending or, to the Knowledge of Seller, threatened against Cyclacel, nor has any Governmental Body or authority indicated to Cyclacel an intention to conduct the same. There is no agreement, judgment, injunction, order or decree binding upon Cyclacel which has or could reasonably be expected to have the effect of prohibiting or impairing any material business practice of Cyclacel, any acquisition of material property by Cyclacel or the conduct of business by Cyclacel as currently conducted or presently proposed to be conducted in all material respects. The corporate reorganization and share exchange conducted pursuant to the Reorganization and Share Exchange Agreement dated June 30, 2004 (the “Reorganization”) and the Share Buy Back Agreement dated June 30, 2004 (the “Share Agreement”) complied in all material respects with all applicable Legal Requirements.

(b) Cyclacel holds all Governmental Authorizations that are material to the operation of its business, taken as a whole (collectively, the “Cyclacel Permits”). Cyclacel is in compliance in all material respects with the terms of the Cyclacel Permits. No action, proceeding, revocation proceeding, amendment procedure, writ, injunction or claim is pending or, to the Knowledge of Seller, threatened, which seeks to revoke or materially limit any Cyclacel Permit. The rights and benefits of each material Cyclacel Permit will be available to Xcyte immediately after the Closing on terms identical in all material respects to those enjoyed by Cyclacel as of the date of this Agreement and immediately prior to the Closing.

(c) Neither Cyclacel nor any of its Representatives nor, to the Knowledge of Seller, any of its licensees or assigns of Cyclacel IP Rights has received any written notice that the

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Food and Drug Administration (“FDA”), the European Medicines Evaluation Agency (“EMEA”) or any other similar Governmental Body has initiated, or threatened to initiate, any action to suspend any clinical trial, suspend or terminate any Investigational New Drug Application (or foreign counterpart thereto) sponsored by Cyclacel or otherwise restrict the preclinical research on or clinical study of any Cyclacel Pharmaceutical Product or any biological or drug product being developed by any licensee or assignee of Cyclacel IP Rights based on such intellectual property, or to recall, suspend or otherwise restrict the manufacture of any Cyclacel Pharmaceutical Product.

(d) Each of Seller and Cyclacel has delivered to Xcyte copies of any and all written notices of inspectional observations, establishment inspection reports and any other documents received from the FDA and EMEA, that indicate or suggest lack of compliance with the regulatory requirements of the FDA or EMEA. Cyclacel has made available to Xcyte for review all correspondence to or from the FDA and EMEA, minutes of meetings, written reports of phone conversations, visits or other contact with the FDA and EMEA, notices of inspectional observations, establishment inspection reports, and all other documents concerning communications to or from the FDA and EMEA, or prepared by the FDA or EMEA or which bear in any way on Cyclacel’s compliance with regulatory requirements of the FDA or EMEA, or on the likelihood of timing of approval of any Cyclacel Pharmaceutical Products.

(e) To the Knowledge of Seller, there are no proceedings pending with respect to a violation by Cyclacel of the Federal Food, Drug, and Cosmetic Act (“FDCA”), FDA regulations adopted thereunder, the Controlled Substance Act or any other similar legislation or regulation promulgated by any other United States Governmental Body.

(f) To the knowledge of Cyclacel, Cyclacel has not made any false statements on, or omissions from, the applications, approvals, reports and other submissions to the FDA or Foreign Regulatory Authorities or in or from any other records and documentation prepared or maintained to comply with the requirements of the FDA or Foreign Regulatory Authorities relating to any Cyclacel Pharmaceutical Product that would, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

(g) Neither Cyclacel, nor to the knowledge of Cyclacel any officer, key employee or agent of Cyclacel has been convicted of any crime or engaged in any conduct that would reasonably be expected to result in debarment under 21 U.S.C. Section 335a or any similar state law or regulation.

(h) The clinical, preclinical, safety and other studies or tests conducted by or on behalf of or sponsored, by Cyclacel or in which Cyclacel’s Products or Product candidates under development have participated, were and, if still pending, are being conducted in material compliance with standard medical and scientific procedures. Cyclacel has operated within, and currently is in material compliance with, all applicable rules, regulations and policies of the FDA and Foreign Regulatory Authorities for such studies. Cyclacel has not received any notices or other correspondence from the FDA or Foreign Regulatory Authority requiring the termination, suspension, or modifications of any clinical, preclinical, safety or other studies or tests.

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2.12 Tax Matters.

(a) Each of Seller and Cyclacel has filed all material Tax Returns that it was required to file under applicable Legal Requirements. All such Tax Returns were correct and complete in all material respects and have been prepared in substantial compliance with all applicable Legal Requirements. All Taxes due and owing by Seller and Cyclacel (whether or not shown on any Tax Return) have been paid or adequately provided for. Neither Seller nor Cyclacel is currently the beneficiary of any extension of time within which to file any Tax Return. No claim has ever been made by an authority in a jurisdiction where Seller or Cyclacel does not file Tax Returns that any of them is or may be subject to taxation by that jurisdiction. There are no liens for Taxes (other than Taxes not yet due and payable) upon any of the assets of Seller or Cyclacel.

(b) Cyclacel has withheld and paid all material Taxes required to have been withheld and paid in connection with any amounts paid or owing to any employee, independent contractor, creditor, stockholder, or other third party.

(c) Neither Seller nor Cyclacel has received from any Governmental Body any (i) notice indicating an intent to open an audit or other review, (ii) request for information related to Tax matters, or (iii) material notice of deficiency or proposed adjustment of or any amount of Tax proposed, asserted, or assessed by any Governmental Body against Cyclacel.

(d) Neither Seller nor Cyclacel has waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency.

(e) Cyclacel has not filed a consent under section 341(f) of the Code concerning collapsible corporations. Cyclacel is not a party to any Contract that has resulted or would reasonably be expected to result, separately or in the aggregate, in the payment of (i) any “excess parachute payment” within the meaning of section 280G of the Code (or any corresponding provisions of state, local or foreign Tax law) and (ii) any amount that will not be fully deductible as a result of section 162(m) of the Code (or any corresponding provisions of state, local or foreign Tax law). Cyclacel has not been a United States real property holding corporation within the meaning of section 897(c)(2) of the Code during the applicable period specified in section 897(c)(1)(A)(ii) of the Code. Cyclacel is not a party to or bound by any Tax allocation or sharing agreement. Cyclacel has (A) not been a member of an affiliated group (as defined in Section 1504(a) of the Code) filing a consolidated federal income Tax Return (other than a group the common parent of which was Cyclacel) or (B) no Liability for the Taxes of any Person (other than Cyclacel) under regulation 1.1502-6 of the Code (or any similar provision of state, local, or foreign law), as a transferee or successor, by contract, or otherwise.

(f) The unpaid Taxes of Cyclacel (i) did not, as of the date of the Cyclacel Unaudited Interim Balance Sheet, exceed the reserve for Tax Liability (rather than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the Cyclacel Unaudited Interim Balance Sheet, and (ii) do not exceed that reserve as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of Cyclacel in filing its Tax Returns.

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2.13 Employee and Labor Matters; Benefit Plans.

(a) Section 2.13(a) of the Seller Disclosure Schedule accurately sets forth, with respect to the nine most highly compensated employees of the Cyclacel:

(i) the name of such employee;

(ii) such employee’s title; and

(iii) such employee’s annualized compensation as of the date of this Agreement.

(b) Cyclacel has made available to Xcyte accurate and complete copies of all material employee manuals and handbooks, disclosure materials, policy statements and other materials relating to the employment of Cyclacel Associates to the extent currently effective and material.

(c) To the Knowledge of Seller, no officer of Cyclacel intends to terminate his employment with Cyclacel, nor has any such employee threatened or expressed any intention to do so.

(d) Cyclacel is not a party to, nor bound by, nor has a duty to bargain under, any collective bargaining agreement or other Contract with a labor organization representing any of its employees, and there are no labor organizations representing, purporting to represent or, to the Knowledge of Seller, seeking to represent any employees of Cyclacel.

(e) There are no, nor, to the Knowledge of Seller, has there been any threat of, any strike, slowdown, work stoppage, lockout, job action, union, organizing activity, question concerning representation or any similar activity or dispute, affecting Cyclacel or any of its employees. No event has occurred, and, to the Knowledge of Seller, no condition or circumstance exists, that might directly or indirectly be likely to give rise to or provide a basis for the commencement of any such strike, slowdown, work stoppage, lockout, job action, union organizing activity, question concerning representation or any similar activity or dispute.

(f) There is no Legal Proceeding, claim, labor dispute or grievance pending or, to the Knowledge of Seller, threatened or reasonably anticipated relating to any employment contract, privacy right, labor dispute, wages and hours, leave of absence, plant closing notification, workers’ compensation policy, long-term disability policy, harassment, retaliation, immigration, employment statute or regulation, safety or discrimination matter involving any Cyclacel Associate, including charges of unfair labor practices or discrimination complaints, except for routine claims and disputes in the ordinary course of business.

(g) Section 2.13(g) of the Seller Disclosure Schedule lists all material written and describes all non-written employee benefit plans (as defined in section 3(3) of ERISA) and all bonus, equity-based, incentive, deferred compensation, retirement or supplemental retirement, profit sharing, severance, golden parachute, vacation, cafeteria, dependent care, medical care, employee assistance program, education or tuition assistance programs and other similar fringe or employee benefit plans, programs or arrangements, including any employment or executive

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compensation or severance agreements, written or otherwise, which are currently in effect relating to any present or former employee or director of Cyclacel (or any trade or business (whether or not incorporated) which is a member of a controlled group or which is under common control with Cyclacel within the meaning of section 414 of the Code (an “ERISA Affiliate”)), or which may result in a material liability for Cyclacel (collectively, the “Cyclacel Employee Plans”).

(h) With respect to each Cyclacel Employee Plan, Cyclacel has delivered to Xcyte a true and complete copy of such Cyclacel Employee Plan.

2.14 Environmental Matters.

(a) Except as, individually or in the aggregate, has not resulted in and would not reasonably be expected to result in a Cyclacel Material Adverse Effect, Cyclacel: (i) is and has been in compliance with, and has not been and is not in violation of or subject to any liability under, any applicable Environmental Requirements (as defined in Section 2.14(e)); and (ii) possesses all Environmental Authorizations (as defined in Section 2.14(e)) required to conduct its business as currently conducted, and is and has been in compliance with the terms and conditions thereof.

(b) Except as, individually or in the aggregate, has not resulted in and would not reasonably be expected to result in a Cyclacel Material Adverse Effect, Cyclacel is not conducting or required to conduct, and has not undertaken or completed, any action to (i) investigate, clean up, remove, treat or handle in any other way Materials of Environmental Concern (as defined in Section 2.14(e)); (ii) restore or reclaim the environment or natural resources; (iii) prevent the Release or threatened Release of Materials of Environmental Concern; or (iv) perform remedial investigations, feasibility studies, corrective actions, closures and post-remedial or post-closure studies, investigations, operations, maintenance and monitoring relating to any presence, Release, or threatened Release, of Materials of Environmental Concern or otherwise relating to Environmental Requirements at any property that is leased to, controlled by or used by Cyclacel or at any other site or location, or otherwise in connection with the current or past operations of Cyclacel.

(c) There are no underground storage tanks in which Materials of Environmental Concern are being treated, stored or disposed of on any property that is or was leased to, controlled by or used by Cyclacel. There is no friable asbestos-containing material that requires abatement or encapsulation pursuant to any applicable Environmental Requirement at any property that is or was leased to, controlled by or used by Cyclacel.

(d) To the Knowledge of Seller, there are no facts, circumstances or conditions which could reasonably be expected to form the basis for a Legal Proceeding against or affecting Cyclacel under any Environmental Requirement which have resulted in or would reasonably be expected to result in a Cyclacel Material Adverse Effect.

(e) For purposes of this Agreement: (i) “Environmental Requirement” means any federal, state, local or foreign Legal Requirement, order, writ, injunction, directive, authorization, judgment, decree, or other governmental restriction and requirement, whether judicial or administrative, relating to pollution or protection of human health and safety, natural resources or the environment (including ambient air, surface water, ground water, land surface or subsurface strata), including any Legal Requirement relating to emissions, discharges, Releases or threatened Releases of Materials of Environmental Concern, or otherwise relating to the manufacture,

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processing, distribution, use, treatment, storage, disposal, transport or handling of Materials of Environmental Concern; (ii) “Environmental Authorization” means any Governmental Authorization required under applicable Environmental Requirements; (iii) “Materials of Environmental Concern” include chemicals, pollutants, contaminants, wastes, toxic substances, asbestos-containing materials, urea formaldehyde foam insulation, petroleum and petroleum products and any other substance that is now or hereafter regulated under any Environmental Requirement or that is otherwise capable of causing damage harm or disruption to health, reproduction or the environment; and (iv) “Release” means any spilling, migrating, leaking, emitting, discharging, depositing, escaping, leaching, dumping or other releasing into the environment or within any building, structure, facility or fixture, whether intentional or unintentional.

2.15 Insurance. Cyclacel has delivered to Xcyte accurate and complete copies of all material insurance policies and all material self insurance programs and arrangements relating to the business, assets, liabilities and operations of Cyclacel. Each of such insurance policies is in full force and effect and Cyclacel are in compliance with the terms thereof. Since January 1, 2004, Cyclacel has not received any notice or other communication regarding any actual or possible: (a) cancellation or invalidation of any insurance policy; (b) refusal or denial of any coverage, reservation of rights or rejection of any material claim under any insurance policy; or (c) material adjustment in the amount of the premiums payable with respect to any insurance policy. There is no pending workers’ compensation or other claim under or based upon any insurance policy of Cyclacel. All information provided to insurance carriers (in applications and otherwise) on behalf of Cyclacel is accurate and complete in all material respects. Cyclacel has provided timely written notice to the appropriate insurance carrier(s) of each Legal Proceeding pending or threatened against Cyclacel, and no such carrier has issued a denial of coverage or a reservation of rights with respect to any such Legal Proceeding, or informed Cyclacel of its intent to do so.

2.16 Affiliates. Section 2.16 of the Seller Disclosure Schedule identifies each Person who is (or who may be deemed to be) an “affiliate” (as that term is used in Rule 145 under the Securities Act) of Cyclacel as of the date of this Agreement. Since January 1, 2005, there have been no transactions, and there are no agreements, commitments, or obligations currently in effect, between Cyclacel and any Person who is an affiliate of Cyclacel.

2.17 Legal Proceedings; Orders.

(a) There is no pending Legal Proceeding, and, to the Knowledge of Seller, no Person has threatened to commence any Legal Proceeding: (i) that involves Cyclacel, any Cyclacel Associates (in his or her capacity as such) or any of the material assets owned or used by Cyclacel; or (ii) that challenges, or that may have the effect of preventing, delaying, making illegal or otherwise interfering with, the Stock Purchase or the Liquidation. To the Knowledge of Seller, no event has occurred, and no claim, dispute or other condition or circumstance exists, that could reasonably be expected to give rise to or serve as a basis for the commencement of any such Legal Proceeding.

(b) There is no order, writ, injunction, judgment or decree to which Cyclacel, or any of the assets owned or used by Cyclacel, is subject. To the Knowledge of Seller, no officer or other key employee of Cyclacel is subject to any order, writ, injunction, judgment or decree that prohibits such officer or other employee from engaging in or continuing any conduct, activity or practice relating to the business of Cyclacel. To the Knowledge of Seller, no Governmental Body

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has at any time challenged or questioned the legal right of Cyclacel to manufacture, offer, or sell any of its products or conduct its operations as presently conducted or previously conducted.

2.18 Authority; Binding Nature of Agreement. Seller has the right, power and authority to enter into and to perform its obligations under this Agreement and to consummate the Stock Purchase and the Liquidation. The board of directors of Seller (at a meeting duly called and held) has unanimously: (a) determined that this Agreement and the Stock Purchase and the Liquidation are advisable and fair to and in the best interests of Seller and its stockholders; (b) authorized and approved by all necessary corporate action, the execution, delivery and performance of this Agreement; (c) recommended the approval of the Stock Purchase and the Liquidation by Seller’s stockholders and directed that such matters be submitted for consideration by Seller’s stockholders at the Seller Stockholders’ Meeting (as defined in Section 5.2). This Agreement has been duly executed and delivered by Seller and assuming the due authorization, execution and delivery by Xcyte, constitutes the legal, valid and binding obligation of Seller, enforceable against Seller in accordance with its terms, subject to: (i) laws of general application relating to bankruptcy, insolvency and the relief of debtors; and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies. To the Knowledge of Seller, (i) the Seller Stockholder Voting Agreements (A) have been duly executed and delivered by the stockholders of Seller that are party thereto, (B) constitute the legal, valid and binding obligations of such stockholders, enforceable against such stockholders in accordance with their terms and (ii) the stockholders of Seller that are party to the Seller Stockholder Voting Agreements hold a sufficient number of shares required to approve the Stock Purchase and the Liquidation by the Required Seller Stockholder Vote.

2.19 Vote Required. The vote of (a) 51% of Seller’s outstanding capital stock plus 51% of Seller’s preferred stock voting as a separate class for the Stock Purchase and (b) 75% of Seller’s outstanding capital stock plus 75% of Seller’s preferred stock voting as a separate class for the Liquidation (the “Required Seller Stockholder Votes”) are the only votes of the holders of any class or series of Seller’s share capital necessary to adopt or approve this Agreement and approve the Stock Purchase and the Liquidation. No further vote, authorization or approval of the shareholders or board of directors of Seller (and no vote, authorization or approval of the shareholders or board of directors of Cyclacel) is required to approve, authorize or make effective the Stock Purchase or the Liquidation (other than the registration of Xcyte as the registered owner of the Cyclacel Shares).

2.20 Non-Contravention; Consents. Neither (x) the execution, delivery or performance of this Agreement by Seller, nor (y) the consummation of the Stock Purchase or the Liquidation, will directly or indirectly (with or without notice or lapse of time):

(a) contravene, conflict with or result in a violation of (i) any of the provisions of the certificate of incorporation or memorandum and articles of association of Seller or Cyclacel, or (ii) any resolution adopted by the stockholders, the board of directors or any committee of the board of directors of Seller or Cyclacel;

(b) subject to compliance with the HSR Act (if applicable) and any applicable foreign antitrust Legal Requirement, contravene, conflict with or result in a violation of, or give any Governmental Body or other Person the right to challenge the Stock Purchase or the Liquidation s or to exercise any remedy or obtain any relief under, any Legal Requirement or any order, writ, injunction, judgment or decree to which Cyclacel, or any of Cyclacel’s material assets or any other material assets used by Cyclacel, is subject;

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(c) contravene, conflict with or result in a violation of any of the terms or requirements of, or give any Governmental Body the right to revoke, withdraw, suspend, cancel, terminate or modify, any material Governmental Authorization that is held by Cyclacel or that is otherwise material to the business of Cyclacel or to any of Cyclacel’s material assets or properties or any other material assets used by Cyclacel;

(d) contravene, conflict with or result in a violation or breach of, or result in a default under, any provision of any Cyclacel Contract, or give any Person the right to: (i) declare a default or exercise any remedy under any Cyclacel Contract; (ii) a rebate, chargeback, penalty or change in delivery schedule under any such Cyclacel Contract; (iii) accelerate the maturity or performance of any Cyclacel Contract; or (iv) cancel, terminate or modify any term of any Cyclacel Contract, except, in each case, (A) as relates to any Cyclacel Contract that is a Cyclacel Material Contract, any non-material breach, default, penalty or modification and, (B) as relates to all other Cyclacel Contracts, any breach, default, penalty or modification as, individually or in the aggregate, would not reasonably be expected to result in a Cyclacel Material Adverse Effect;

(e) result in the imposition or creation of any material Encumbrance upon or with respect to any of Cyclacel’s material properties or assets or any other material assets used by Cyclacel; or

(f) result in, or increase the likelihood of, the transfer of any material asset owned or used by Cyclacel to any Person.

Except (i) for any Consent set forth on Section 2.20 of the Seller Disclosure Schedule under any Cyclacel Contract, (ii) such filings under the HSR Act (if applicable) any applicable foreign antitrust Legal Requirement and (iii) such consents, waivers, approvals, orders, authorizations, registrations, declarations and filings as may be required under applicable federal and state securities laws, neither Seller nor Cyclacel was, is, or will be required to make any filing with or give any notice to, or to obtain any Consent from, any Person in connection with (A) the execution, delivery or performance of this Agreement, or (B) the consummation of the Stock Purchase or the Liquidation.

2.21 No Financial Advisor. No broker, finder or investment banker is entitled to any brokerage fee, finder’s fee, opinion fee, success fee, transaction fee or other fee or commission in connection with the Stock Purchase or the Liquidation based upon arrangements made by or on behalf of Seller.

Section 3. REPRESENTATIONS AND WARRANTIES OF XCYTE

Xcyte represents and warrants to Seller as follows, except as set forth in the written disclosure schedule delivered by Xcyte to Seller (the “Xcyte Disclosure Schedule”). The Xcyte Disclosure Schedule shall be arranged in sections corresponding to the numbered sections contained in this Section 3. The disclosures in any section of the Xcyte Disclosure Schedule shall qualify other sections in this Section 3 to the extent it is reasonably clear from a reading of the disclosure that such disclosure is applicable to such other sections. The inclusion of any information in the Xcyte Disclosure Schedule (or any update thereto) shall not be deemed to be an admission or acknowledgment, in and of itself, that such information is required by the terms of this Agreement to be disclosed, is material, has resulted in or would result in a Xcyte Material Adverse Effect, or is within or outside the ordinary course of business.

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3.1 Subsidiaries; Due Organization; Etc.

(a) Xcyte has no Subsidiaries. Xcyte does not own any capital stock of, or any equity interest of any nature in, any other Entity. Xcyte has neither agreed nor is obligated to make, or is bound by any Contract under which it may become obligated to make, any future investment in or capital contribution to any other Entity. Xcyte has not, at any time, been a general partner of, or has otherwise been liable for any of the debts or other obligations of, any general partnership, limited partnership or other Entity.

(b) Xcyte is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has all necessary power and authority: (i) to conduct its business in all material respects in the manner in which its business is currently being conducted; (ii) to own, lease and use its assets in all material respects in the manner in which its assets are currently owned, leased and used; and (iii) to perform in all material respects its obligations under all Contracts by which it is bound.

(c) Xcyte is qualified to do business as a foreign corporation, and is in good standing, under the laws of all jurisdictions where the nature of its business requires such qualification other than such failures to be so qualified as, individually or in the aggregate, has not resulted in and would not be reasonably expected to result in a Xcyte Material Adverse Effect.

(d) Xcyte has made available to counsel for Seller copies of its minute books and those of its Subsidiaries, which such minute books (a) are the only minute books of Xcyte and its Subsidiaries, and (b) accurately reflect all meetings of directors (or committees thereof) and stockholders or actions by written consent of the board of directors or stockholders of Xcyte and its Subsidiaries.

3.2 Certificate of Incorporation; Bylaws; Charters and Codes of Conduct. Xcyte has delivered to Seller accurate and complete copies of its certificate of incorporation and bylaws, including all amendments thereto. Section 3.2 of the Xcyte Disclosure Schedule lists, and Xcyte has delivered to Seller, accurate and complete copies of: (a) the charters of all committees of Xcyte’s board of directors; and (b) any code of conduct or similar policy adopted by Xcyte or by the board of directors, or any committee of the board of directors, of Xcyte. Each such document is in full force and effect. Xcyte is not in violation of any of the provisions of its certificate of incorporation or bylaws.

3.3 Capitalization, Etc.

(a) The authorized capital stock of Xcyte consists of: (i) 100,000,000 shares of Xcyte Common Stock, par value $0.001 per share, of which 19,672,393 shares have been issued and are outstanding as of the date of this Agreement; and (ii) 5,000,000 shares of Xcyte Preferred Stock, $0.001 par value per share, of which 2,046,813 shares have been issued and are outstanding as of the date of this Agreement. Xcyte does not hold any shares of its capital stock in its treasury. All of the outstanding shares of Xcyte Common Stock and Xcyte Preferred Stock have been duly authorized and validly issued, and are fully paid and nonassessable. None of the outstanding shares of Xcyte Common Stock or Xcyte Preferred Stock is entitled or subject to any preemptive right, right of participation, right of maintenance or any similar right. None of the outstanding shares of Xcyte Common Stock or Xcyte Preferred Stock is subject to any right of first

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refusal in favor of Xcyte. Except as contemplated herein, there is no Xcyte Contract relating to the voting or registration of, or restricting any Person from purchasing, selling, pledging or otherwise disposing of (or granting any option or similar right with respect to), any shares of Xcyte Common Stock or Xcyte Preferred Stock. Xcyte is not under any obligation, nor is bound by any Contract pursuant to which it may become obligated, to repurchase, redeem or otherwise acquire any outstanding shares of Xcyte Common Stock, Xcyte Preferred Stock or other securities. There are no repurchase rights held by Xcyte with respect to shares of Xcyte Common Stock (including shares issued pursuant to the exercise of stock options) and Xcyte Preferred Stock. Other than as will result from the Charter Amendments, the Stock Purchase will not result in any adjustments to the conversion price of the Xcyte Preferred Stock, which will remain at $2.35 per share of Xcyte Common Stock (pursuant to which each share of Xcyte Preferred Stock may be converted into 4.2553 shares of Xcyte Common Stock).

(b) Except for the Amended and Restated 1996 Stock Option Plan (the “1996 Plan”), the 2003 Stock Option Plan (the “2003 Plan”), the Amended and Restated 2003 Directors’ Stock Option Plan (the “2003 Directors’ Plan”), and the 2003 Employee Stock Purchase Plan (the “2003 Employee Plan” and together with the 1996 Plan, the 2003 Plan and the 2003 Director’s Plan, the “Xcyte Equity Plans”) Xcyte does not have any stock option plan or any other plan, program, agreement or arrangement providing for any equity or equity-based compensation for any Person. As of the date of this Agreement: under the 1996 Plan (i) 430,010 shares of Xcyte Common Stock are subject to issuance pursuant to stock options granted and outstanding, (ii) 523,781 shares of Xcyte Common Stock are reserved for future issuance pursuant to stock options not yet granted under the 1996 Plan. Under the 2003 Plan, (i) 409,299 shares of Xcyte Common Stock are subject to issuance pursuant to stock options granted and outstanding, (ii) 936,154 shares of Xcyte Common Stock are reserved for future issuance pursuant to stock options not yet granted under the 2003 Plan. Under the 2003 Directors’ Plan, (i) 95,000 shares of Xcyte Common Stock are subject to issuance pursuant to stock options granted and outstanding; (ii) 345,909 shares of Xcyte Common Stock are reserved for future issuance pursuant to stock options not yet granted under the 2003 Directors’ Plan. Under the 2003 Employee Plan, 151,031 shares of Xcyte Common Stock are reserved for future issuance pursuant to equity awards not yet granted under the 2003 Employee Plan. There are 11,244 shares of Xcyte Common Stock reserved for future issuance pursuant to warrants to purchase Xcyte Common Stock (“Xcyte Warrants”). Options to purchase shares of Xcyte Common Stock are referred to in this Agreement as “Xcyte Options.” Section 3.3(b) of the Xcyte Disclosure Schedule sets forth the following information with respect to each Xcyte Option outstanding as of the date of this Agreement: (A) the name of the optionee; (B) the number of shares of Xcyte Common Stock subject to such Xcyte Option; (C) the exercise price of such Xcyte Option; (D) the date on which such Xcyte Option was granted; (E) the applicable vesting schedule, and the extent to which such Xcyte Option is vested and exercisable as of the date of this Agreement; (F) the date on which such Xcyte Option expires; (G) whether such Xcyte Option is an “incentive stock option” (as defined in the Code) or a non-qualified stock option; and (H) the period of continued exercisability of each vested Xcyte Option following termination of employment. Xcyte has delivered to Seller accurate and complete copies of all stock option plans pursuant to which Xcyte has ever granted stock options, and the forms of all stock option agreements evidencing such options, copies of resolutions of the board of directors approving option grants and copies of stockholder resolutions approving all stock option plans pursuant to which Xcyte has ever granted stock options. Xcyte has delivered to Seller accurate and complete copies of all Xcyte Warrants.

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(c) Except for the outstanding Xcyte Warrants, Xcyte Options and Xcyte Preferred Stock, there is no: (i) outstanding subscription, option, call, warrant or right (whether or not currently exercisable) to acquire any shares of the capital stock or other securities of Xcyte; (ii) outstanding security, instrument or obligation (written or oral) that is or may become convertible into or exchangeable for any shares of the capital stock or other securities of Xcyte; (iii) stockholder rights plan (or similar plan commonly referred to as a “poison pill”) or Contract under which Xcyte is or may become obligated to sell or otherwise issue any shares of its capital stock or any other securities; or (iv) condition or circumstance that may give rise to or provide a basis for the assertion of a claim by any Person to the effect that such Person is entitled to acquire or receive any shares of capital stock or other securities of Xcyte. There are not outstanding or authorized stock appreciation, phantom stock, profit participating or other similar rights with respect to Xcyte.

(d) All outstanding shares of Xcyte Common Stock, Xcyte Preferred Stock, options, warrants and other securities of Xcyte have been issued and granted in compliance with (i) all applicable securities laws and other applicable Legal Requirements, and (ii) all requirements set forth in any applicable Xcyte Contract.

3.4 SEC Filings; Financial Statements.

(a) Xcyte has delivered to Seller accurate and complete copies of all registration statements, proxy statements, Certifications (as defined below) and other statements, reports, schedules, forms and other documents filed by Xcyte with the SEC since October 10, 2003 (the “Xcyte SEC Documents”), other than such documents that can be obtained on the SEC’s website at www.sec.gov. None of Xcyte’s Subsidiaries is required to file any documents with the SEC. As of the time it was filed with the SEC (or, if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing): (i) each of the Xcyte SEC Documents were prepared in all material respects in accordance with the applicable requirements of the Securities Act or the Exchange Act (as the case may be) and the rules and regulations thereunder; and (ii) none of the Xcyte SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. The certifications and statements required by (A) Rule 13a-14 under the Exchange Act and (B) 18 U.S.C. §1350 (Section 906 of the Sarbanes-Oxley Act) relating to the Xcyte SEC Documents (collectively, the “Certifications”) are accurate and complete and comply as to form and content with all applicable Legal Requirements.

(b) Xcyte maintains disclosure controls and procedures that are designed to satisfy the requirements of Rule 13a-15 under the Exchange Act. Such disclosure controls and procedures are designed to ensure that all material information concerning Xcyte is made known on a timely basis to the individuals responsible for the preparation of Xcyte’s filings with the SEC and other public disclosure documents. Section 3.4(b) of the Xcyte Disclosure Schedule lists, and Xcyte has delivered to Seller accurate and complete copies of, all written descriptions of, and all policies, manuals and other documents promulgating, such disclosure controls and procedures. Xcyte is in compliance with the applicable listing and other rules and regulations of the NASDAQ National Market and has not since October 10, 2003 received any notice from the NASDAQ National Market asserting any non-compliance with such rules and regulations.

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(c) The financial statements (including any related notes) contained or incorporated by reference in the Xcyte SEC Documents: (i) complied as to form in all material respects with the published rules and regulations of the SEC applicable thereto; (ii) were prepared in accordance with generally accepted accounting principles applied on a consistent basis throughout the periods covered (except as may be indicated in the notes to such financial statements or, in the case of unaudited financial statements, as permitted by Form 10-Q of the SEC, and except that the unaudited financial statements may not contain footnotes and are subject to normal and recurring year-end adjustments that are not reasonably expected to be material in amount); and (iii) fairly present the consolidated financial position of Xcyte and its consolidated subsidiaries as of the respective dates thereof and the consolidated results of operations and cash flows of Xcyte and its consolidated subsidiaries for the periods covered thereby.

(d) Xcyte maintains a system of internal accounting controls designed to provide reasonable assurance that: (i) transactions are executed in accordance with management’s general or specific authorizations; (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with generally accepted accounting principles and to maintain asset accountability; (iii) access to assets is permitted only in accordance with management’s general or specific authorization; and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences. Section 3.4(d) of the Xcyte Disclosure Schedule lists, and Xcyte has delivered to Seller accurate and complete copies of, all written descriptions of, and all policies, manuals and other documents promulgating, such internal accounting controls. Xcyte maintains internal control over financial reporting that provides reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting purposes.

(e) Section 3.4(e) of the Xcyte Disclosure Schedule lists, and Xcyte has delivered to Seller accurate and complete copies of the documentation creating or governing, all securitization transactions and “off-balance sheet arrangements” (as defined in Item 303(c) of Regulation S-K under the Exchange Act) effected by Xcyte since January 1, 2004.

3.5 Absence of Changes. Since the date of the Xcyte Unaudited Interim Balance Sheet:

(a) there has not been any material loss, damage or destruction to, or any material interruption in the use of, any of the assets or business of Xcyte (whether or not covered by insurance);

(b) Xcyte has not: (i) declared, accrued, set aside or paid any dividend or made any other distribution in respect of any shares of capital stock, except for the Xcyte Quarterly Dividend Payment; or (ii) repurchased, redeemed or otherwise reacquired any shares of capital stock or other securities;

(c) Xcyte has not sold, issued or granted, or authorized the issuance of: (i) any capital stock or other security (except for Xcyte Common Stock issued upon the valid exercise of outstanding Xcyte Options or Xcyte Common Stock issued upon the conversion of outstanding shares of Xcyte Preferred Stock); (ii) any option, warrant or right to acquire any capital stock or any other security (except for Xcyte Options identified in Section 3.3(b) of the Xcyte Disclosure Schedule); or (iii) any instrument convertible into or exchangeable for any capital stock or other security;

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(d) Xcyte has not amended or waived any of its rights under, or permitted the acceleration of vesting under any provision of: (i) any of Xcyte’s stock option plans; (ii) any Xcyte Option or any Contract evidencing or relating to any Xcyte Option; (iii) any restricted stock purchase agreement; or (iv) any other Contract evidencing or relating to any equity award (whether payable in cash or stock);

(e) there has been no amendment to the certificate of incorporation, bylaws or other charter or organizational documents of Xcyte, and Xcyte has not effected or been a party to any merger, consolidation, share exchange, business combination, recapitalization, reclassification of shares, stock split, reverse stock split or similar transaction;

(f) Xcyte has not formed any Subsidiary or acquired any equity interest or other interest in any other Entity;

(g) Xcyte has not: (i) lent money to any Person; or (ii) incurred or guaranteed any indebtedness for borrowed money; or (iii) issued or sold any debt securities or options, warrants, calls or other rights to acquire any debt securities; or (iv) guaranteed any debt securities of others; or (v) created any security interest in its assets or properties; or (vi) made any capital expenditure or commitment in excess or $250,000.

(h) Xcyte has not: (i) adopted, established or entered into any Xcyte Employee Plan; (ii) caused or permitted any Xcyte Employee Plan to be amended other than as required by law; or (iii) paid any bonus or made any profit-sharing or similar payment to, or increased the amount of the wages, salary, commissions, fringe benefits or other compensation or remuneration payable to, any of its directors, officers or other employees;

(i) Xcyte has not changed any of its methods of accounting or accounting practices;

(j) Xcyte has not made any material Tax election;

(k) Xcyte has not commenced or settled any Legal Proceeding, nor has it received any notice or threat of any Legal Proceeding;

(l) Xcyte has not entered into any material transaction or taken any other material action outside the ordinary course of business or inconsistent with past practices;

(m) Xcyte has not revalued any of its assets, sold, leased, licensed nor otherwise disposed of any of its assets or properties, nor has any security interest been created in such assets or properties, except in the ordinary course of business consistent with past practices;

(n) there has been no amendment or termination of any material Contract to which Xcyte is a party or by which it is bound, other than the expiration of any such Contract in accordance with its terms as the result of the passage of time which would not result in a Xcyte Material Adverse Effect;

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(o) Xcyte has not received notice of any claim or potential claim of ownership by a third party of the Xcyte IP Rights or of infringement by Xcyte of any third party’s Intellectual Property;

(p) there has been no change in pricing or royalties set or charged by Xcyte to its customers or licensees or in pricing or royalties set or charged by persons who have licensed Intellectual Property to Xcyte;

(q) there has been no event or condition of any character that has resulted in or would reasonably be expected to result in a Xcyte Material Adverse Effect;

(r) Xcyte has not waived or released any of its rights or claims, including any write-off or other compromise of any account receivable in excess of $50,000 individually or $100,000 in the aggregate; and

(s) Xcyte has not negotiated, agreed or committed to take any of the actions referred to in clauses “(b)” through “(r)” above (other than negotiations between the Parties to enter into this Agreement).

3.6 Title to Assets. Xcyte owns, and has, and immediately following the Closing will own and have, good and valid title to, or, in the case of leased properties and assets, valid leasehold interests in, all material tangible properties or assets and equipment used or held for use in its business or operations or purported to be owned by it, including: (a) all assets reflected on the Xcyte Unaudited Interim Balance Sheet (except for inventory sold or otherwise disposed of in the ordinary course of business since the date of the Xcyte Unaudited Interim Balance Sheet); and (b) all other assets reflected in the books and records of Xcyte as being owned by Xcyte. All of said assets are owned by Xcyte free and clear of any Encumbrances, except for: (i) any lien for current taxes not yet due and payable; (ii) liens that do not materially detract from the value of the assets subject thereto or materially impair the operations of Xcyte; and (iii) liens described in Section 3.6 of the Xcyte Disclosure Schedule.

3.7 Real Property; Leasehold. Xcyte does not own real property, nor has it ever owned any real property. Schedule 3.7(a) of the Seller Disclosure Schedule sets forth a list of all real property currently leased by Xcyte. All such current leases are in full force and effect, are valid and effective against Xcyte, and, to the Knowledge of Seller, each other party thereto, in accordance with their respective terms, and there is not, under any of such leases, any existing default by Xcyte (or event which with notice or lapse of time, or both, would constitute a default).

3.8 Intellectual Property.

(a) The practice of (i) the business, products and activities of Xcyte, as conducted prior to the date of this Agreement, and (ii) the use of the Xcyte IP Rights prior to the date of this Agreement, did not infringe upon, interfere with, misappropriate, or otherwise breach the rights of any third party. As pertains to the business of Xcyte and against them or any employees thereof: (i) there are no patent infringement or other intellectual property suits on the date of this Agreement; (ii) there have been no such suits in the preceding five (5) years, and (iii) there have been no asserted patent infringement or other intellectual property claims.

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(b) Other than pursuant to the agreements that are contemplated to be transferred pursuant to the IP Sale Agreement, Cyclacel is not obliged to make material payments to any of its employees or any other parties, e.g. a third party inventor, with regard to the Xcyte IP Rights.

(c) Other than pursuant to the agreements that are contemplated to be transferred pursuant to the IP Sale Agreement, Xcyte is not obligated to pay a royalty, grant a license or provide other consideration to any Person in connection with the Xcyte IP Rights.

(d) Prior to the date of this Agreement neither the manufacture, marketing, license, use, sale or offer for sale of any product or technology currently licensed or sold or under development by Xcyte violated any license or agreement between Xcyte and any third party or infringed or is in conflict with any intellectual property right of any other party, including those which are the subject of any patent application known to Xcyte.

(e) Xcyte has not received any notice asserting, nor has Knowledge of any claim or allegation, that any Xcyte IP Rights or the proposed use, sale, license or disposition thereof conflicts or will conflict with the rights of any other party.

3.9 Agreements, Contracts and Commitments. Except as filed with the SEC or contemplated to be transferred pursuant to the IP Sale Agreement, Xcyte is not a party to or bound by:

(a) any bonus, deferred compensation, incentive compensation, pension, profit-sharing or retirement plans, or any other employee benefit plans or arrangements (including any agreements that contain severance pay);

(b) any employment, severance, change of control or consulting agreement, contract or commitment with any employee or individual consultant or salesperson or any consulting or sales agreement, contract or commitment under which any firm or other organization provides services to Xcyte, not terminable by Xcyte on ninety (90) days notice without liability, except to the extent general principles of wrongful termination law may limit Xcyte’s ability to terminate employees at will;

(c) any agreement or plan, including any stock option plan, stock appreciation right plan, stock purchase plan or other equity-based plan, any of the benefits of which will be increased, or the vesting of benefits of which will be accelerated, by the occurrence of any of the Stock Purchase or the value of any of the benefits of which will be calculated on the basis of the Stock Purchase;

(d) any agreement of indemnification or guaranty other than indemnification agreements between Xcyte and any of its officers or directors;

(e) any agreement, contract or commitment containing any covenant limiting the freedom of Xcyte to engage in any line of business or compete with any person;

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(f) any agreement, contract or commitment relating to capital expenditures and involving future obligations in excess of $100,000 and not cancelable without penalty;

(g) any agreement, contract or commitment currently in force relating to the disposition or acquisition of assets not in the ordinary course of business or any ownership interest in any corporation, partnership, joint venture or other business enterprise;

(h) any mortgages, indentures, loans or credit agreements, security agreements or other agreements or instruments relating to the borrowing of money or extension of credit in excess of $100,000;

(i) any joint marketing or development agreement;

(j) (i) any distribution agreement (identifying any that contain exclusivity provisions); (ii) any dealer, distributor, joint marketing, alliance, joint venture, shareholder, cooperation, development or other agreement currently in force under which Xcyte has continuing material obligations to jointly market any product, technology or service, or any agreement pursuant to which Xcyte has continuing material obligations to jointly develop any Intellectual Property that will not be owned, in whole or in part, by Xcyte; (iii) any agreement, contract or commitment currently in force to license any third party to manufacture or reproduce any Xcyte product, service or technology or any material agreement, contract or commitment currently in force to sell or distribute any Xcyte products or service except agreements with distributors or sales representative in the normal course of business cancelable without penalty upon notice of ninety (90) days or less and substantially in the form previously provided to Xcyte; or (iv) licenses or other agreements, including amendments to such licenses, for patents, trademarks, trade secrets, domain names or other intellectual property rights, except, in each case, for any agreement with respect to which Xcyte does not have any payment obligations other than immaterial payment obligations;

(k) any other agreement, contract or commitment (i) which involve payment or receipt by Xcyte under any such agreement, contract or commitment of $100,000 or more in the aggregate or (ii) that are material to the business operations of Xcyte;

(l) any collective bargaining agreements;

(m) any purchase order or contract for the purchase of raw materials involving $250,000 or more;

(n) any construction contract; or

(o) any fidelity or surety bond or completion bond.

Xcyte has not, nor to Xcyte’s Knowledge has any other party to an Xcyte Material Contract (as defined below), breached, violated or defaulted under, or received notice that it has breached, violated or defaulted under, any of the terms or conditions of any of the agreements, contracts or commitments to which Xcyte is a party or by which it is bound of the type described in clauses (a) through (o) above (any such agreement, contract or commitment, an “Xcyte Material Contract”) in such manner as would permit any other party to cancel or terminate any such Xcyte Material

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Contract, or would permit any other party to seek damages which has resulted in or would reasonably be expected to result in an Xcyte Material Adverse Effect. As to Xcyte, each Xcyte Material Contract is valid, binding and enforceable against Xcyte, and to the Knowledge of Xcyte, each other party thereto and is in full force and effect, subject to: (i) laws of general application relating to bankruptcy, insolvency and the relief of debtors; and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies.

3.10 Liabilities. Xcyte has no Liability, individually or in the aggregate, except for: (a) liabilities identified as such in the “liabilities” column of the Xcyte Unaudited Interim Balance Sheet; (b) normal and recurring current liabilities that have been incurred by Xcyte since the date of the Xcyte Unaudited Interim Balance Sheet in the ordinary course of business, which are not in excess of $100,000 in the aggregate; and (c) liabilities described in Section 3.10 of the Xcyte Disclosure Schedule.

3.11 Compliance; Permits; Restrictions.

(a) Xcyte is not in conflict with, or in default or violation of and has not received any written notice of violations with respect to (i) any Legal Requirement applicable to Xcyte or by which its business or properties is bound or affected, or (ii) any material note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which Xcyte is a party or by which its property is bound or affected. No investigation or review by any Governmental Body or authority is pending or, to the Knowledge of Xcyte, threatened against Xcyte, nor has any Governmental Body or authority indicated to Xcyte an intention to conduct the same. There is no agreement, judgment, injunction, order or decree binding upon Xcyte which has or could reasonably be expected to have the effect of prohibiting or materially impairing any business practice of Xcyte, any acquisition of property by Xcyte or the conduct of business by Xcyte as currently conducted or presently proposed to be conducted.

(b) Xcyte holds all Governmental Authorizations which are material to the operation of the business of Xcyte (collectively, the “Xcyte Permits”). Xcyte is in compliance with the terms of the Xcyte Permits. No action, proceeding, revocation proceeding, amendment procedure, writ, injunction or claim is pending or, to the Knowledge of Xcyte, threatened, which seeks to revoke or limit any Xcyte Permit. The rights and benefits of each material Xcyte Permit will be available to Xcyte immediately after the Closing on terms substantially identical to those enjoyed by Xcyte immediately prior to the Closing.

3.12 Environmental Matters.

(a) Xcyte: (i) is and has been in material compliance with, and has not been and is not in violation of or subject to any liability under, any applicable Environmental Requirements; and (ii) possesses all Environmental Authorizations required to conduct its business as currently conducted, and is and has been in compliance with the terms and conditions thereof.

(b) Xcyte is not conducting or required to conduct, and has not undertaken or completed, any action to (i) investigate, clean up, remove, treat or handle in any other way Materials of Environmental Concern; (ii) restore or reclaim the environment or natural resources; (iii) prevent the Release or threatened Release of Materials of Environmental Concern; or (iv) perform remedial investigations, feasibility studies, corrective actions, closures and post-remedial

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or post-closure studies, investigations, operations, maintenance and monitoring relating to any presence, Release, or threatened Release, of Materials of Environmental Concern or otherwise relating to Environmental Requirements at any property that is leased to, controlled by or used by Xcyte or at any other site or location or operation, or otherwise in connection with the current or past operations of Xcyte.

(c) There are no underground storage tanks in which Materials of Environmental Concern are being treated, stored or disposed of on any property that is or was leased to, controlled by or used by Xcyte. There is no friable asbestos-containing material that requires abatement or encapsulation pursuant to any applicable Environmental Requirement at any property that is or was leased to, controlled by or used by Xcyte.

(d) To the knowledge of Xcyte, there are no facts, circumstances or conditions which could reasonably be expected to form the basis for a Legal Proceeding or notice of violation against or affecting Xcyte which could reasonably be expected to result in any liability to Xcyte under any Environmental Requirement.

3.13 Tax Matters.

(a) Xcyte has filed all material Tax Returns that it was required to file under applicable Legal Requirements. All such Tax Returns were correct and complete in all material respects and have been prepared in substantial compliance with all applicable Legal Requirements. All Taxes due and owing by Xcyte (whether or not shown on any Tax Return) have been paid or adequately provided for. Xcyte is not currently the beneficiary of any extension of time within which to file any Tax Return. No claim has ever been made by an authority in a jurisdiction where Xcyte does not file Tax Returns that it is or may be subject to taxation by that jurisdiction. There are no liens for Taxes (other than Taxes not yet due and payable) upon any of the assets of Xcyte.

(b) Xcyte has withheld and paid all Taxes required to have been withheld and paid in connection with any amounts paid or owing to any employee, independent contractor, creditor, stockholder, or other third party.

(c) Xcyte has not received from any Governmental Body any (i) notice indicating an intent to open an audit or other review, (ii) request for information related to Tax matters, or (iii) notice of deficiency or proposed adjustment of or any amount of Tax proposed, asserted, or assessed by any Governmental Body against Xcyte.

(d) Xcyte has not waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency.

(e) Xcyte has not filed a consent under section 341(f) of the Code concerning collapsible corporations. Xcyte is not a party to any Contract that has resulted or would reasonably be expected to result, separately or in the aggregate, in the payment of (i) any “excess parachute payment” within the meaning of section 280G of the Code (or any corresponding provisions of state, local or foreign Tax law) and (ii) any amount that will not be fully deductible as a result of section 162(m) of the Code (or any corresponding provisions of state, local or foreign Tax law). Xcyte has not been a United States real property holding corporation within the meaning of

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section 897(c)(2) of the Code during the applicable period specified in section 897(c)(1)(A)(ii) of the Code. Xcyte is not a party to or bound by any Tax allocation or sharing agreement. Xcyte has (A) not been a member of an affiliated group (as defined in Section 1504(a) of the Code) filing a consolidated federal income Tax Return (other than a group the common parent of which was Xcyte) or (B) no Liability for the Taxes of any Person (other than Xcyte) under regulation 1.1502-6 of the Code (or any similar provision of state, local, or foreign law), as a transferee or successor, by contract, or otherwise.

(f) The unpaid Taxes of Xcyte (i) did not, as of the date of the Xcyte Unaudited Interim Balance Sheet, exceed the reserve for Tax Liability (rather than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the Xcyte Unaudited Interim Balance Sheet, and (ii) do not exceed that reserve as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of Xcyte in filing its Tax Returns.

(g) To the Knowledge of Xcyte, Each Xcyte Employee Plan or other arrangement subject to Section 409A of the Code is in compliance with the requirements of such section.

3.14 Employee and Labor Matters; Benefit Plans.

(a) The employment of each of Xcyte’s current employees is terminable by Xcyte at will without any severance liability and upon no more than 30 days’ notice (other than as required by applicable law).

(b) There is no Legal Proceeding, claim, labor dispute or grievance pending or, to the Knowledge of Xcyte, threatened or reasonably anticipated relating to any employment contract, privacy right, labor dispute, wages and hours, leaves of absence, plant closing notification, workers’ compensation policy, long-term disability policy, harassment, retaliation, immigration, employment statute or regulation, safety or discrimination matter involving any Xcyte Associate, including charges of unfair labor practices or discrimination complaints, except for routine claims and disputes in the ordinary course of business.

(c) There are no outstanding liabilities with respect to any current or former employees (or their eligible dependents or beneficiaries) including any severance obligations, other than liabilities with respect to current payroll periods or obligations that arise under applicable laws.

(d) Xcyte has complied with all requirements or obligations imposed by the Worker Adjustment and Retraining Notification Act, as amended or any similar federal or state statute, with respect to any reduction in force it may have implemented, including by providing timely notice to employees of Xcyte or any of its Subsidiaries affected by such reduction in force.

(e) Each Xcyte Employee Plan has been maintained in material compliance with its terms and with the requirements prescribed by any and all statutes, orders, rules and regulations, including, but not limited to, ERISA and the Code, which are applicable to such Xcyte Employee Plans.

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(f) Neither Xcyte nor any ERISA Affiliate nor any predecessor thereof sponsors, maintains or contributes to, or has in the past sponsored, maintained or contributed to, or has any current or contingent liability under, (i) any plan subject to Title IV of ERISA; (ii) any “multiemployer plan” as defined in Section 3(37) of ERISA; or (iii) any health or life insurance plan or arrangement providing benefits beyond termination of employment except as mandated by the law known as “COBRA” or similar state or local law.

(g) There are no unfunded liabilities with respect to any of the Xcyte Employee Plans which is not an insured benefit plan and all of the Xcyte Employee Plans may be amended, terminated or otherwise discontinued without any liability (other than ordinary administrative costs).

(h) Section 3.14(h) of the Xcyte Disclosure Schedule lists all material written and describes all non-written employee benefit plans (as defined in Section 3(3) of ERISA) and all bonus, equity-based, incentive, deferred compensation, retirement or supplemental retirement, profit sharing, severance, golden parachute, vacation, cafeteria, dependent care, medical care, employee assistance program, education or tuition assistance programs and other similar fringe or employee benefit plans, programs or arrangements, including any employment or executive compensation or severance agreements, written or otherwise, which are currently in effect relating to any present or former employee or director of Xcyte (or any ERISA Affiliate of Xcyte), or which may result in a material liability for Xcyte (collectively, the “Xcyte Employee Plans”).

3.15 Insurance.

(a) Xcyte has delivered to Seller accurate and complete copies of all material insurance policies and all material self insurance programs and arrangements relating to the business, assets, liabilities and operations of Xcyte. Each of such insurance policies is in full force and effect and Xcyte is in compliance with the terms thereof. Since January 1, 2004, Xcyte has not received any notice or other communication regarding any actual or possible: (i) cancellation or invalidation of any insurance policy; (ii) refusal or denial of any coverage, reservation of rights or rejection of any material claim under any insurance policy; or (iii) material adjustment in the amount of the premiums payable with respect to any insurance policy. All information provided to insurance carriers (in applications and otherwise) on behalf of Xcyte is accurate and complete in all material respects. Xcyte has provided timely written notice to the appropriate insurance carrier(s) of each Legal Proceeding pending or threatened against Xcyte, and no such carrier has issued a denial of coverage or a reservation of rights with respect to any such Legal Proceeding, or informed Xcyte of its intent to do so.

(b) Xcyte has made available to Cyclacel accurate and complete copies of the existing policies (primary and excess) of directors’ and officers’ liability insurance maintained by Xcyte as of the date of this Agreement (the “Existing D&O Policies”). Section 3.15(b) of the Xcyte Disclosure Schedule accurately sets forth the most recent annual premiums paid by Xcyte with respect to the Existing D&O Policies.

3.16 Transactions with Affiliates. Except as set forth in the Xcyte SEC Documents filed prior to the date of this Agreement, since the date of Xcyte’s last proxy statement filed with the SEC, no event has occurred that would be required to be reported by Xcyte pursuant to Item 404 of Regulation S-K promulgated by the SEC.

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3.17 Legal Proceedings; Orders.

(a) There is no pending Legal Proceeding, and, to the Knowledge of Xcyte, no Person has threatened to commence any Legal Proceeding: (i) that involves Xcyte, any Xcyte Associate (in his or her capacity as such) or any of the material assets owned or used by Xcyte; or (ii) that challenges, or that may have the effect of preventing, delaying, making illegal or otherwise interfering with, the Stock Purchase or the Charter Amendments. To the Knowledge of Xcyte, no event has occurred, and no claim, dispute or other condition or circumstance exists, that could reasonably be expected to give rise to or serve as a basis for the commencement of any such Legal Proceeding.

(b) There is no order, writ, injunction, judgment or decree to which Xcyte, or any of the assets owned or used by Xcyte, is subject. To the Knowledge of Xcyte, no officer or other employee of Xcyte is subject to any order, writ, injunction, judgment or decree that prohibits such officer or other employee from engaging in or continuing any conduct, activity or practice relating to the business of Xcyte. No Governmental Body has at any time challenged or questioned the legal right of Xcyte to manufacture, offer, or sell any of its products or conduct its operations as presently conducted or previously conducted.

3.18 Authority; Binding Nature of Agreement. Xcyte has all necessary corporate power and authority to enter into and to perform its obligations under this Agreement and to consummate the Stock Purchase and the Charter Amendments. The board of directors of Xcyte (at a meeting duly called and held) has unanimously: (a) determined that this Agreement and the Stock Purchase are advisable and fair to and in the best interests of Xcyte and its stockholders and approved the Charter Amendments; (b) duly authorized and approved by all necessary corporate action, the execution, delivery and performance of this Agreement; (c) recommended the holders of Xcyte Common Stock approve the issuance of Xcyte Common Stock in the Stock Purchase, the Charter Amendments and directed that such matters be submitted for consideration by Xcyte’s stockholders at the Xcyte Stockholders’ Meeting (as defined in Section 5.3); and (d) to the extent necessary, adopted a resolution having the effect of causing Xcyte not to be subject to any state takeover law or similar Legal Requirement that might otherwise apply to the Stock Purchase. This Agreement has been duly executed and delivered by Xcyte, and assuming the due authorization, execution and delivery by Seller, constitutes the legal, valid and binding obligation of Xcyte, enforceable against Xcyte in accordance with its terms, subject to: (i) laws of general application relating to bankruptcy, insolvency and the relief of debtors; and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies. To the Knowledge of Xcyte, the Xcyte Stockholder Voting Agreements have been duly executed and delivered by the stockholders of Xcyte that are party thereto and constitute the legal, valid and binding obligations of such stockholders, enforceable against such stockholders in accordance with their terms.

3.19 Inapplicability of Anti-takeover Statutes. The board of directors of Xcyte has taken and will take all actions necessary to ensure that the restrictions applicable to business combinations contained in Section 203 of the DGCL are, and will be, inapplicable to the execution, delivery and performance of this Agreement and to the consummation of the Stock Purchase. No other state takeover statute or similar Legal Requirement applies or purports to apply to the Stock Purchase, this Agreement, the Xcyte Stockholder Voting Agreements or the Stock Purchase.

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3.20 Vote Required. The affirmative vote of the holders of a majority of the shares of Xcyte Common Stock entitled to vote, present in person or proxy, (the “Required Xcyte Stockholder Vote”) is the only vote of the holders of any class or series of Xcyte’s capital stock necessary to approve the issuance of Xcyte Common Stock in the Stock Purchase or to approve the Charter Amendments and the Equity Incentive Plan.

3.21 Non-Contravention; Consents. Neither (x) the execution, delivery or performance of this Agreement, by Xcyte nor (y) the consummation of the Stock Purchase or the Charter Amendments, will directly or indirectly (with or without notice or lapse of time):

(a) contravene, conflict with or result in a violation of (i) any of the provisions of the certificate of incorporation, bylaws or other charter or organizational documents of Xcyte, or (ii) any resolution adopted by the stockholders, the board of directors or any committee of the board of directors of Xcyte;

(b) subject to compliance with the HSR Act (if applicable) and any applicable foreign antitrust Legal Requirement, contravene, conflict with or result in a violation of, or give any Governmental Body or other Person the right to challenge the Stock Purchase or to exercise any remedy or obtain any relief under, any Legal Requirement or any order, writ, injunction, judgment or decree to which Xcyte, or any of the assets owned or used by Xcyte, is subject;

(c) contravene, conflict with or result in a violation of any of the terms or requirements of, or give any Governmental Body the right to revoke, withdraw, suspend, cancel, terminate or modify, any Governmental Authorization that is held by Xcyte or that otherwise relates to the business of Xcyte or to any of the assets owned or used by Xcyte;

(d) contravene, conflict with or result in a violation or breach of, or result in a default under, any provision of any Xcyte Contract, or give any Person the right to: (i) declare a default or exercise any remedy under any Xcyte Contract; (ii) a rebate, chargeback, penalty or change in delivery schedule under any such Xcyte Contract; (iii) accelerate the maturity or performance of any Xcyte Contract; or (iv) cancel, terminate or modify any term of any Xcyte Contract; except, in each case, (A) as relates to any Xcyte Contract that is a Xcyte Material Contract, any non-material breach, default, penalty or modification and, (B) as relates to all other Xcyte Contracts, any breach, default, penalty or modification that has not resulted in and would not reasonably be expected to result in a Xcyte Material Adverse Effect;

(e) result in the imposition or creation of any Encumbrance upon or with respect to any asset owned or used by Xcyte (except for minor liens that will not, in any case or in the aggregate, materially detract from the value of the assets subject thereto or materially impair the operations of Xcyte); or

(f) result in, or increase the likelihood of, the transfer of any material asset of Xcyte to any Person.

Except (i) for any Consent set forth on Section 3.21 of the Xcyte Disclosure Schedule under any Xcyte contract, (ii) the filing of the Certificate of Amendment with the Secretary of State of the State of Delaware, (iii) such filings under the HSR Act (if applicable), any applicable foreign antitrust Legal Requirement, (iv) such consents, waivers, approvals, orders, authorizations, registrations,

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declarations and filings as may be required under applicable federal and state securities laws, Xcyte was not, is not and will not be required to make any filing with or give any notice to, or to obtain any Consent from, any Person in connection with (A) the execution, delivery or performance of this Agreement, or (B) the consummation of the Stock Purchase and the Charter Amendments.

3.22 No Financial Advisor. No broker, finder or investment banker is entitled to any brokerage fee, finder’s fee, opinion fee, success fee, transaction fee or other fee or commission in connection with the Stock Purchase based upon arrangements made by or on behalf of Xcyte, except for SG Cowen & Co., fees payable to which shall not exceed $1,250,000.

3.23 Valid Issuance. The Xcyte Common Stock to be issued in the Stock Purchase will, when issued in accordance with the provisions of this Agreement, be validly issued, fully paid and nonassessable.

Section 4. CERTAIN COVENANTS OF THE PARTIES

4.1 Access and Investigation. Subject to the terms of the Confidentiality Agreement, which will continue in full force following the date of this Agreement in accordance with its terms, during the period commencing on the date of this Agreement and ending at the Closing (the “Pre-Closing Period”), upon reasonable notice each Party shall, and shall cause such Party’s Representatives to: (a) provide the other Party and such other Party’s Representatives with reasonable access during normal business hours to such Party’s Representatives, personnel and assets and to all existing books, records, Tax Returns, work papers and other documents and information relating to such Party and its Subsidiaries that such other party may reasonably request in connection with this Agreement and the consummation of the Transactions; (b) provide the other Party and such other Party’s Representatives with such copies of the existing books, records, Tax Returns, work papers, product data, and other documents and information relating to such Party and its Subsidiaries, and with such additional financial, operating and other data and information regarding such Party and its Subsidiaries as the other Party may reasonably request in connection with this Agreement and the consummation of the Transactions; and (c) permit the other Party’s officers and other employees to meet, upon reasonable notice and during normal business hours, with the chief financial officer and other officers and managers of such Party responsible for such Party’s financial statements and the internal controls of such Party to discuss such matters as the other Party may reasonably deem necessary or appropriate in order to enable the other Party to satisfy its obligations under the Sarbanes-Oxley Act and the rules and regulations relating thereto. Without limiting the generality of any of the foregoing, during the Pre-Closing Period, each Party shall promptly provide the other Party with copies of:

(i) the unaudited monthly consolidated balance sheets of such Party as of the end of each calendar month and the related unaudited monthly consolidated statements of operations, statements of stockholders’ equity and statements of cash flows for such calendar month, which shall be delivered within fifteen days after the end of such calendar month;

(ii) all material operating and financial reports prepared by such Party for its senior management;

(iii) any written materials or communications sent by or on behalf of a Party to its stockholders;

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(iv) any material notice, document or other communication sent by or on behalf of a Party to any party to any Xcyte Material Contract or Cyclacel Material Contract, as applicable, or sent to a Party by any party to any Xcyte Material Contract or Cyclacel Material Contract, as applicable (other than any communication that relates solely to routine commercial transactions between such Party and the other party to any such Xcyte Material Contract or Cyclacel Material Contract, as applicable, and that is of the type sent in the ordinary course of business and consistent with past practices);

(v) any notice, report or other document filed with or otherwise furnished, submitted or sent to any Governmental Body on behalf of a Party in connection with the Transactions;

(vi) any non-privileged notice, document or other communication sent by or on behalf of, or sent to, a Party relating to any pending or threatened Legal Proceeding involving or affecting such Party; and

(vii) any material notice, report or other document received by a Party from any Governmental Body.

Notwithstanding the foregoing, any Party may restrict the foregoing access to the extent that any law, treaty, rule or regulation of any Governmental Body applicable to such party requires such Party or its Subsidiaries to restrict or prohibit access to any such properties or information.

4.2 Operation of Xcyte’s Business.

(a) During the Pre-Closing Period: (i) Xcyte shall conduct its business and operations: (A) in the ordinary course of business and in accordance with past practices (other than taking such actions as may be necessary or advisable in connection with the consummation of the Transactions); and (B) in compliance with all applicable Legal Requirements and the requirements of all Xcyte Material Contracts; (ii) Xcyte shall use commercially reasonable efforts to preserve intact its current business organization, keep available the services of its current officers and maintain its relations and goodwill with all suppliers, customers, landlords, creditors, licensors, licensees, employees and other Persons having business relationships with Xcyte; and (iii) Xcyte shall promptly notify Seller of: (A) any notice or other communication from any Person alleging that the Consent of such Person is or may be required in connection with any of the Transactions; and (B) any Legal Proceeding against, relating to, involving or otherwise affecting Xcyte that is commenced, or, to the Knowledge of Xcyte, threatened against, Xcyte.

(b) Except as set forth in Section 4.2 of the Xcyte Disclosure Schedule or as may be necessary or advisable in connection with the consummation of the Transactions, during the Pre-Closing Period, Xcyte shall not, without the prior written consent of Seller:

(i) declare, accrue, set aside or pay any dividend or make any other distribution in respect of any shares of capital stock, or repurchase, redeem or otherwise reacquire any shares of capital stock or other securities, except for the Xcyte Quarterly Dividend Payment;

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(ii) sell, issue, grant or authorize the sale, issuance or grant of: (A) any capital stock or other security; (B) any option, call, warrant or right to acquire any capital stock or other security; or (C) any instrument convertible into or exchangeable for any capital stock or other security, or (D) reserve for issuance any additional grants, and or shares under any Xcyte Equity Plan, except that Xcyte may issue shares of Xcyte Common Stock upon the valid exercise of Xcyte Options, Xcyte Warrants the conversion of Xcyte Preferred Stock, in each case outstanding as of the date of this Agreement;

(iii) amend or waive any of its rights under, or permit the acceleration of the vesting under, any provision of: (A) any of Xcyte’s stock option plans; (B) any Xcyte Option or Xcyte Warrants or any agreement evidencing or relating to any outstanding stock option or warrant; (C) any restricted stock purchase agreement; or (D) any other Contract evidencing or relating to any equity award (whether payable in cash or stock);

(iv) other than as contemplated by the Charter Amendments, amend or permit the adoption of any amendment to its certificate of incorporation or bylaws or other charter or organizational documents, or effect or become a party to any merger, consolidation, share exchange, business combination, amalgamation, recapitalization, reclassification of shares, stock split, reverse stock split, division or subdivision of shares, consolidation of shares or similar transaction or otherwise acquire or agree to acquire any assets other than non-material assets;

(v) form any Subsidiary or acquire any equity interest or other interest in any other Entity or enter into any material partnership arrangements, joint development agreements or strategic alliances;

(vi) make any (A) capital expenditure not set forth in Section 4.2(b)(vi) of the Xcyte Disclosure Schedule or (B) any other expenditures other than expenditures made in the ordinary course of business consistent with past practice;

(vii) enter into or become bound by, or permit any of the assets owned or used by it to become bound by, any material Contract, or amend or terminate, or waive or exercise any material right or remedy or assign any material rights or material claims under, any material Contract;

(viii) acquire, lease or license any right or other asset from any other Person or sell encumber, convey, assign, or otherwise dispose of or transfer of, or lease or license or sublicense, any right or other asset or interest therein to any other Person, or waive or relinquish any material right;

(ix) other than in the ordinary course of business consistent with past practices, write off as uncollectible, or establish any extraordinary reserve with respect to, any receivable or other indebtedness;

(x) make any pledge of any of its assets or permit any of its assets to become subject to any Encumbrances, except for Encumbrances with respect to immaterial assets made in the ordinary course of business consistent with past practice;

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(xi) lend money to any Person, or incur or guarantee any indebtedness or issue or sell any debt securities or options, warrants, calls or other rights to acquire any debt securities of Xcyte;

(xii) establish, adopt, enter into or amend any Xcyte Employee Plan or any employee stock purchase or employee stock option plan, pay any bonus or make any profit-sharing or similar payment to, or increase the amount of the wages, salary, commissions, fringe benefits or other compensation (including equity-based compensation, whether payable in stock, cash or other property) or remuneration payable to any of its directors or any of its officers or other employees except as required by law;

(xiii) make any grant of material rights to any third party;

(xiv) transfer or license to any person or entity or otherwise extend, amend or modify in any material respect any rights to the Xcyte IP Rights, or enter into any agreements or make other commitments or arrangements to grant, transfer or license to any person any future patent rights, other than non-exclusive licenses granted to customers, resellers and end users in the ordinary course of business consistent with past practices;

(xv) enter into, or materially modify, any material contract, agreement or obligation relating to the distribution, sale, license or marketing by third Persons of Xcyte’s products or products licensed by Xcyte;

(xvi) pay, discharge or satisfy any claim, liability or obligation (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction of non-material amounts in the ordinary course of business;

(xvii) change any of its personnel policies or other business policies, or any of its methods of accounting or accounting practices in any respect;

(xviii) make any Tax election or adopt or change any accounting methods, principles or practices;

(xix) commence or settle any Legal Proceeding;

(xx) enter into any material transaction or take any other material action outside the ordinary course of business or inconsistent with past practices; or

(xxi) agree or commit to take any of the actions described in clauses “(i)” through “(xx)” of this Section 4.2(b).

(c) During the Pre-Closing Period, Xcyte shall promptly notify Seller in writing, by delivering an updated Xcyte Disclosure Schedule, of: (i) the discovery by Xcyte of any event, condition, fact or circumstance that occurred or existed on or prior to the date of this Agreement and that caused or constitutes an inaccuracy in any representation or warranty made by Xcyte in this Agreement; (ii) any event, condition, fact or circumstance that occurs, arises or exists after the date of this Agreement and that would cause or constitute an inaccuracy in any representation or warranty made by Xcyte in this Agreement if: (A) such representation or warranty

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had been made as of the time of the occurrence, existence or discovery of such event, condition, fact or circumstance; or (B) such event, condition, fact or circumstance had occurred, arisen or existed on or prior to the date of this Agreement; (iii) any breach of any covenant or obligation of Xcyte; and (iv) any event, condition, fact or circumstance that could reasonably be expected to make the timely satisfaction of any of the conditions set forth in Sections 6, 7 or 8 impossible or materially less likely or that has resulted in or would reasonably be expected to result in a Xcyte Material Adverse Effect. Without limiting the generality of the foregoing, Xcyte shall promptly advise Seller in writing of any Legal Proceeding or claim threatened, commenced or asserted against or with respect to, or otherwise affecting, Xcyte or (to the Knowledge of Xcyte) any director or officer of Xcyte. No notification given to Seller pursuant to this Section 4.2(c) shall limit or otherwise affect any of the representations, warranties, covenants or obligations of Xcyte contained in this Agreement.

4.3 Operation of Cyclacel’s Business.

(a) During the Pre-Closing Period Seller shall cause: (i) Cyclacel to conduct its business and operations: (A) in the ordinary course of business and in accordance with past practices, (other than taking such actions as may be necessary or advisable in connection with the consummation of the Transactions); and (B) in compliance with all applicable Legal Requirements and the requirements of all Cyclacel Material Contracts; (ii) Cyclacel to use commercially reasonable efforts to preserve intact its current business organization, keep available the services of its current officers and other employees and maintain its relations and goodwill with all suppliers, customers, landlords, creditors, licensors, licensees, employees and other Persons having business relationships with Cyclacel; and (iii) Cyclacel to promptly notify Xcyte of: (A) any notice or other communication from any Person alleging that the Consent of such Person is or may be required in connection with any of the Transactions; and (B) any Legal Proceeding against, relating to, involving or otherwise affecting Cyclacel that is commenced, or, to the Knowledge of Seller, threatened against, Cyclacel.

(b) Except as set forth in Section 4.3 of the Seller Disclosure Schedule or as may be necessary or advisable in connection with the consummation of the Transactions, during the Pre-Closing Period, Seller shall not (with respect to the business or operations of Cyclacel), and Seller shall cause Cyclacel not to, without the prior written consent of Xcyte:

(i) declare, accrue, set aside or pay any dividend or make any other distribution in respect of any shares of capital stock or other security, or repurchase, redeem or otherwise reacquire any share capital, interests or other securities;

(ii) sell, issue, grant or authorize the sale, issuance or grant of: (A) any share capital or other security; (B) any option, call, warrant or right to acquire any share capital or other security; or (C) any instrument convertible into or exchangeable for any share capital or other security;

(iii) amend or waive any of its rights under, or permitted the acceleration of vesting under any provision of: (A) any restricted stock purchase agreement; or (B) any other Contract evidencing or relating to any equity award (whether payable in cash or stock);

(iv) amend or permit the adoption of any amendment to its certificate of incorporation or memorandum and articles of association, or effect or become a party to

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any merger, consolidation, share exchange, business combination, amalgamation, recapitalization, reclassification of shares, stock split, reverse stock split, division or subdivision of shares, consolidation of shares or similar transaction or otherwise acquire or agree to acquire any assets that are material, individually or in the aggregate, to the business of Cyclacel;

(v) form any Subsidiary or acquire any equity interest or other interest in any other Entity or enter into any material partnership arrangements, joint development agreements or strategic alliances;

(vi) make any material capital expenditure;

(vii) acquire, lease or license any right or other asset from any other Person or sell encumber, convey, assign, or otherwise dispose of or transfer of, or lease or license or sublicense, any right or other asset or interest therein to any other Person (except in each case for assets (that are not material individually or in the aggregate) acquired, leased, licensed or disposed of by Cyclacel in the ordinary course of business and consistent with past practices), or waive or relinquish any material right;

(viii) other than in the ordinary course of business consistent with past practice, write-off as uncollectible, or establish any extraordinary reserve with respect to any material receivable or other indebtedness;

(ix) make any pledge of any of its assets or permit any of its assets to become subject to any Encumbrances, except for pledges of or Encumbrances with respect to immaterial assets made in the ordinary course of business consistent with past practices;

(x) lend money to any Person, or incur or guarantee any indebtedness or issue or sell any debt securities or options, warrants, calls or other rights to acquire any debt securities of Cyclacel;

(xi) other than in the ordinary course of business consistent with past practices, establish, adopt, enter into or amend any Cyclacel Employee Plan, pay any bonus or make any profit-sharing or similar payment to, or increase the amount of the wages, salary, commissions, fringe benefits or other compensation (including equity-based compensation, whether payable in stock, cash or other property) or remuneration payable to any of its directors or any of its officers or other employees except as required by law;

(xii) make any grant of exclusive rights to any third party;

(xiii) make any material Tax election or adopt or change any accounting methods, principles or practices;

(xiv) commence or settle any material Legal Proceeding;

(xv) enter into any material transaction or take any other material action outside the ordinary course of business or inconsistent with past practices;

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(xvi) commence or settle any Legal Proceeding, other than in the ordinary course of business consistent with past practices;

(xvii) agree or commit to take any of the actions described in clauses ”(i)” through “(xvi)” of this Section 4.3(b).

(c) During the Pre-Closing Period, Seller shall promptly notify Xcyte in writing, by delivery of an updated Seller Disclosure Schedule, of: (i) the discovery by Seller or Cyclacel of any event, condition, fact or circumstance that occurred or existed on or prior to the date of this Agreement and that caused or constitutes an inaccuracy in any representation or warranty made by Seller in this Agreement; (ii) any event, condition, fact or circumstance that occurs, arises or exists after the date of this Agreement and that would cause or constitute an inaccuracy in any representation or warranty made by Seller in this Agreement if: (A) such representation or warranty had been made as of the time of the occurrence, existence or discovery of such event, condition, fact or circumstance; or (B) such event, condition, fact or circumstance had occurred, arisen or existed on or prior to the date of this Agreement; (iii) any breach of any covenant or obligation of Seller; and (iv) any event, condition, fact or circumstance that could reasonably be expected to make the timely satisfaction of any of the conditions set forth in Sections 6, 7 or 8 impossible or materially less likely or that has resulted in or would reasonably be expected to result in a Cyclacel Material Adverse Effect. Without limiting the generality of the foregoing, Seller shall promptly advise Xcyte in writing of any Legal Proceeding or claim threatened, commenced or asserted against or with respect to, or otherwise affecting, Seller or Cyclacel or (to the Knowledge of Seller) any director or officer of Seller or Cyclacel. No notification given to Xcyte pursuant to this Section 4.3(c) shall limit or otherwise affect any of the representations, warranties, covenants or obligations of Seller or Cyclacel contained in this Agreement.

(d) During the Pre-Closing Period, Seller will not, and will not agree or commit to, sell, transfer, dispose of or otherwise Encumber any of the Cyclacel Shares.

4.4 No Solicitation.

(a) Each Party agrees that neither it nor any of its Subsidiaries shall, nor shall it nor any of its Subsidiaries authorize or permit any of the officers, directors, investment bankers, attorneys or accountants retained by it or any of its Subsidiaries to, and that it shall use commercially reasonable efforts to cause its and its Subsidiaries’ non-officer employees and other agents not to (and shall not authorize any of them to) directly or indirectly: (i) solicit, initiate, encourage, induce or knowingly facilitate the communication, making, submission or announcement of any Acquisition Proposal or Acquisition Inquiry or take any action that could reasonably be expected to lead to an Acquisition Proposal or Acquisition Inquiry; (ii) furnish any information regarding such Party to any Person in connection with or in response to an Acquisition Proposal or Acquisition Inquiry; (iii) engage in discussions or negotiations with any Person with respect to any Acquisition Proposal or Acquisition Inquiry; (iv) approve, endorse or recommend any Acquisition Proposal; or (v) execute or enter into any letter of intent or similar document or any Contract contemplating or otherwise relating to any Acquisition Transaction; provided, however, that, notwithstanding anything contained in this Section 4.4(a), prior to the applicable Required Stockholder Approval, each Party may furnish nonpublic information regarding such Party to, and enter into discussions or negotiations with, any Person in response to a Superior Offer that is submitted to such Party by such Person (and not withdrawn) if: (A) such Party shall not have

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breached this Section 4.4; (B) the board of directors of such Party concludes in good faith based on such matters that it deems relevant following consultation with such Party’s outside legal counsel, that the failure to take such action is reasonably likely to result in a breach of the fiduciary duties of the board of directors of such Party under applicable Legal Requirements; (C) at least one Business Day prior to furnishing any such nonpublic information to, or entering into discussions with, such Person, such Party gives the other Party written notice of the identity of such Person and of such Party’s intention to furnish nonpublic information to, or enter into discussions with, such Person; (D) such Party receives from such Person an executed confidentiality agreement containing provisions (including nondisclosure provisions, use restrictions, non-solicitation provisions, no hire provisions and “standstill” provisions) at least as favorable to such Party as those contained in the Confidentiality Agreement; and (E) contemporaneously with the furnishing of any such nonpublic information to such Person, such Party furnishes such nonpublic information to the other Party (to the extent such nonpublic information has not been previously furnished by such Party to the other Party).

(b) If any Party or any Representative of such Party receives an Acquisition Proposal or Acquisition Inquiry at any time during the Pre-Closing Period, then such Party shall promptly (and in no event later than 24 hours after such Party becomes aware of such Acquisition Proposal or Acquisition Inquiry) advise the other Party orally and in writing of such Acquisition Proposal or Acquisition Inquiry (including the identity of the Person making or submitting such Acquisition Proposal or Acquisition Inquiry, and the terms thereof). Such Party shall keep the other Party fully informed on a current basis with respect to the status and terms of any such Acquisition Proposal or Acquisition Inquiry and any modification or proposed modification thereto.

(c) Each Party shall immediately cease and cause to be terminated any existing discussions with any Person that relate to any Acquisition Proposal or Acquisition Inquiry as of the date of this Agreement.

(d) Each Party shall not release or permit the release of any Person from, or waive or permit the waiver of any provision of or right under, any confidentiality, non-solicitation, no hire, “standstill” or similar agreement entered into prior to the date of this Agreement to which such Party is a party or under which such Party has any rights, and shall enforce or cause to be enforced each such agreement to the extent requested by the other Party. Each Party shall promptly request each Person that has executed a confidentiality or similar agreement in connection with its consideration of a possible Acquisition Transaction or equity investment to return to such Party all confidential information heretofore furnished to such Person by or on behalf of such Party.

Section 5. ADDITIONAL AGREEMENTS OF THE PARTIES

5.1 Registration Statement; Proxy Statement/Prospectus.

(a) As promptly as practicable after the date of this Agreement, the Parties shall prepare and cause to be filed with the SEC the Proxy Statement/Prospectus and Xcyte shall prepare and cause to be filed with the SEC the Form S-4 Registration Statement, in which the Proxy Statement/Prospectus will be included as a prospectus. Each of the Parties shall use commercially reasonable efforts to cause the Form S-4 Registration Statement and the Proxy Statement/Prospectus to comply with the applicable rules and regulations promulgated by the SEC

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and other applicable Legal Requirements, to respond promptly to any comments of the SEC or its staff and to have the Form S-4 Registration Statement declared effective under the Securities Act as promptly as practicable after it is filed with the SEC. Each of the Parties shall use commercially reasonable efforts to cause the Proxy Statement/Prospectus to be mailed to Xcyte’s stockholders as promptly as practicable after the Form S-4 Registration Statement is declared effective under the Securities Act. Each Party shall promptly furnish to the other Party all information concerning such Party and such Party’s subsidiaries and such Party’s stockholders that may be required or reasonably requested in connection with any action contemplated by this Section 5.1. If any event relating to Seller or Cyclacel occurs, or if Seller becomes aware of any information, that should be disclosed in an amendment or supplement to the Form S-4 Registration Statement or the Proxy Statement/Prospectus, then Seller shall promptly inform Xcyte thereof and shall cooperate with Xcyte in filing such amendment or supplement with the SEC and, if appropriate, in mailing such amendment or supplement to the stockholders of Seller.

(b) Each of the Parties shall use commercially reasonable efforts to ensure that the Form S-4 Registration Statement will not at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein not misleading. Xcyte, with respect to the Proxy Statement/Prospectus to be sent to the Xcyte stockholders in connection with the Xcyte Stockholder Meeting shall take commercially reasonable efforts to ensure that on the date that such Proxy Statement/Prospectus is first mailed to Xcyte’s stockholders, that it shall not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not false or misleading, or omit to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of proxies for such Xcyte’s stockholders’ meeting which has become false or misleading. Prior to the time that Xcyte mails the Proxy Statement/Prospectus to the Xcyte stockholders, Seller will provide Xcyte a list of all of its stockholders, setting forth such stockholders name and address, for the purpose of Xcyte distributing to such stockholders the Proxy Statement/Prospectus. If at any time before the Closing, any event relating to Seller or Cyclacel, on the one hand, or Xcyte, on the other hand, or any of their affiliates, officers or directors should be discovered by Seller or Cyclacel, on the one hand, or Xcyte, on the other hand, which should be set forth in an amendment to the Form S-4 Registration Statement or a supplement to the Proxy Statement/Prospectus, then Seller or Xcyte, respectively, shall promptly inform the other Party. Notwithstanding the foregoing, neither Party is making any covenant with respect to any information supplied by the other Party that is contained in any of the foregoing documents.

(c) Xcyte shall use commercially reasonable efforts to maintain the listing of the Xcyte Common Stock on the NASDAQ Stock Market and to obtain the authorization for quotation of the Xcyte Common Stock to be issued in the Stock Purchase thereon, subject to official notice of issuance.

(d) Prior to the Closing, Xcyte shall use commercially reasonable efforts to obtain all regulatory approvals needed to ensure that the Xcyte Common Stock to be issued in the Stock Purchase will (to the extent required) be registered or qualified or exempt from registration or qualification under the securities law of every jurisdiction of the United States that Seller may reasonably request; provided, however, that Xcyte shall not be required: (i) to qualify to do business

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as a foreign corporation in any jurisdiction in which it is not now qualified; or (ii) to file a general consent to service of process in any jurisdiction.

5.2 Seller Stockholders’ Meeting.

(a) Seller shall take all action necessary under all applicable Legal Requirements to call, give notice of and hold an extraordinary general meeting or meetings of the holders of Seller’s outstanding share capital to vote on the approval of the Stock Purchase and the Liquidation (the “Seller Stockholders’ Meeting”). Seller agrees that such notice shall include resolutions in respect of the following matters: (i) that Seller be placed into a members’ voluntary liquidation; (ii) that a liquidator be appointed to distribute Seller’s assets (including the shares of Xcyte Common Stock issued in the Stock Purchase) to its members; and (iii) that any amendments to Seller’s articles of association required to be made to allow for the Liquidation and Stock Purchase to proceed be approved, (collectively, the “Resolutions”). The Seller Stockholders’ Meeting shall be held as promptly as practicable after the Form S-4 Registration Statement is declared effective under the Securities Act.

(b) Seller agrees that, subject to Section 5.2(c): (i) Seller’s board of directors shall recommend that holders of Seller’s outstanding share capital vote to approve the Stock Purchase and the Liquidation by the Required Seller Stockholder Votes (such approvals, the “Seller Required Stockholder Approvals”) and shall use commercially reasonable efforts to solicit such approvals; (ii) the Seller EGM Notice shall include a statement to the effect that the board of directors of Seller recommends that holders of Seller’s outstanding share capital vote in favor of the Seller Required Stockholder Approvals (such recommendation of Seller’s board of directors being referred to as the “Seller Board Recommendation”); (iii) the Seller Board Recommendation shall not be withdrawn or modified in a manner adverse to Xcyte, and no resolution by the board of directors of Seller or any committee thereof to withdraw or modify the Seller Board Recommendation in a manner adverse to Xcyte shall be adopted or proposed.

(c) Notwithstanding anything to the contrary contained in Section 5.2(b), at any time prior to the receipt of the Seller Required Stockholder Approval, Seller’s board of directors may withhold, amend, withdraw or modify the Seller Board Recommendation in a manner adverse to Xcyte if, but only if Seller’s board of directors determined in good faith, after consultation with Seller’s outside legal counsel, that the failure to withdraw, withhold, amend, or modify such recommendation is reasonably likely to result in a breach of its fiduciary duties under applicable Legal Requirements.

(d) Seller’s obligation to call, give notice of and hold the Seller Stockholders’ Meeting in accordance with Section 5.2(a) shall not be limited or otherwise affected by the commencement, disclosure, announcement or submission of any Superior Offer or other Acquisition Proposal, or by any withdrawal or modification of the Seller Board Recommendation.

(e) Seller shall take commercially reasonable efforts to ensure that, on the date the materials to be sent to Seller’s stockholders in connection with the Seller Stockholder Meeting (including Seller EGM Notice) are first mailed to Seller’s stockholders, that such materials shall not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not false or misleading, or omit to state

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any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of proxies for such stockholders’ meeting which has become false or misleading. If any event relating to Seller or Cyclacel occurs, or if Seller becomes aware of any information, that should be disclosed in an amendment or supplement to the materials sent to the Seller’s stockholders in connection with the Seller Stockholder Meeting, then Seller shall promptly inform Xcyte thereof and shall promptly mail such amendment or supplement to the stockholders of Seller.

5.3 Xcyte Stockholders’ Meeting.

(a) Xcyte shall take all action necessary under applicable legal requirements to call, give notice of and hold a meeting of the holders of Xcyte Common Stock to vote on the issuance of Xcyte Common Stock in the Stock Purchase and approval of the Charter Amendments and the Equity Incentive Plan (the “Xcyte Stockholders’ Meeting”). The Xcyte Stockholders’ Meeting will be held as promptly as practicable after the Form S-4 Registration Statement is declared effective under the Securities Act. Xcyte shall ensure that all proxies solicited in connection with the Xcyte Stockholders’ Meeting are solicited in compliance with all applicable Legal Requirements.

(b) Subject to Section 5.3(c): (i) Xcyte’s board of directors shall recommend that the holders of Xcyte Common Stock vote to approve the issuance of Xcyte Common Stock in the Stock Purchase, the Charter Amendments and the Equity Incentive Plan by the Xcyte Required Stockholder Vote (the “Xcyte Required Stockholder Approvals”) and shall use commercially reasonable efforts to solicit such approvals, (ii) the Proxy Statement/Prospectus shall include a statement to the effect that the board of directors of Xcyte recommends that Xcyte’s stockholders vote in favor of the Xcyte Required Stockholder Approvals (the recommendation of Xcyte’s board of directors that Xcyte’s stockholders vote in favor of the Xcyte Required Stockholder Approvals being referred to as the “Xcyte Board Recommendation”); and (iii) the Xcyte Board Recommendation shall not be withdrawn or modified in a manner adverse to Seller, and no resolution by the board of directors of Xcyte or any committee thereof to withdraw or modify the Xcyte Board Recommendation in a manner adverse to Seller shall be adopted or proposed.

(c) Notwithstanding anything to the contrary contained in Section 5.3(b), at any time prior to the receipt of the Xcyte Required Stockholder Approvals, Xcyte’s board of directors may withhold, amend, withdraw or modify the Xcyte Board Recommendation in a manner adverse to Seller if, but only if Xcyte’s board of directors determines in good faith, after consultation with Xcyte’s outside legal counsel, that the failure to withhold, amend, withdraw or modify such recommendation is reasonably likely to result in a breach of its fiduciary duties under applicable Legal Requirements.

(d) Xcyte’s obligation to call, give notice of and hold the Xcyte Stockholders’ Meeting shall not be limited or otherwise affected by any withdrawal or modification of the Xcyte Board Recommendation.

5.4 Regulatory Approvals. Each Party shall use commercially reasonable efforts to file or otherwise submit, as soon as practicable after the date of this Agreement, all applications, notices, reports and other documents reasonably required to be filed by such Party with or otherwise submitted by such Party to any Governmental Body with respect to the Transactions, and to submit promptly any additional information requested by any such Governmental Body.

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Without limiting the generality of the foregoing, the Parties shall, promptly after the date of this Agreement, prepare and file (a) the notification and report any forms required to be filed under the HSR Act (if so required) and (b) any notification or other document required to be filed in connection with the Transactions under any applicable foreign Legal Requirement relating to antitrust or competition matters. Seller and Xcyte shall as promptly as practicable to respond in compliance with: (i) any inquiries or requests received from the Federal Trade Commission or the Department of Justice for additional information or documentation; and (ii) any inquiries or requests received from any state attorney general, foreign antitrust or competition authority or other Governmental Body in connection with antitrust or competition matters.

5.5 Equity Incentive Plans; Equity Grants.

(a) As soon as reasonably practicable following the date of this Agreement, the Xcyte board of directors (or an appropriate committee thereof) shall (i) adopt and approve an equity incentive plan to provide for the grant of equity incentive awards to officers, employees, directors and consultants of Xcyte following the Closing in such form as the Parties may reasonably agree (the “Equity Incentive Plan”) and (ii) reserve an aggregate amount of Xcyte Common Stock for sale and issuance pursuant to the Equity Incentive Plan equal to the product of (A) 10% multiplied by (B) the sum of (x) the number of shares of Xcyte Common Stock issued and outstanding immediately prior to the Stock Purchase, plus (y) the number of Xcyte Common Stock expected to be issued pursuant to the Stock Purchase. The Equity Incentive Plan shall be submitted to the stockholders of Xcyte for their approval at the Xcyte Stockholders Meeting in accordance with Section 5.3.

(b) Prior to Closing, the shares reserved for issuance under the Xcyte Equity Plans that have not been issued pursuant to option grants or equity awards may, at Xcyte’s discretion, be rolled-into or transferred to the Equity Incentive Plan or returned to the capital stock of Xcyte. Any shares that are rolled-into or transferred to the Equity Incentive Plan shall be included in (and shall not be in addition to) the number of shares to be reserved under the Equity Incentive Plan pursuant to Section 5.5(a).

(c) During the one year following the Closing, Xcyte will not grant equity awards to the individuals set forth on Section 5.15 of the Seller Disclosure Letter without the unanimous consent of Xcyte’s board of directors. The Parties agree that the Equity Incentive Plan will include a provision providing for the equity award grant restrictions set forth in the previous sentence.

5.6 Employee Benefits. Following the Closing, Xcyte will make the payments contemplated by the agreements set forth on Schedule 3.14(a) and (c) of the Xcyte Disclosure Schedule, to the extent such payments have not been made at or prior to the Closing.

5.7 Indemnification of Officers and Directors.

(a) All rights to indemnification by Xcyte existing in favor of each individual who is an officer or director of Xcyte as of the date of this Agreement (each such individual, an “Indemnified Person”) for his acts and omissions as a director or officer of Xcyte occurring prior to the Closing, as provided in Xcyte’s articles of incorporation and bylaws (as in effect as of the date of this Agreement) and as provided in any indemnification agreement between

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Xcyte and such Indemnified Person (as in effect as of the date of this Agreement) in the form disclosed by Xcyte to Seller prior to the date of this Agreement, shall survive the Closing and shall continue in full force and effect (to the fullest extent such rights to indemnification are available under and are consistent with applicable law) for a period of six years from the date of the Closing.

(b) Prior to the Closing, Xcyte shall be permitted to obtain directors’ and officers’ runoff program liability insurance coverage for a period of three years following the Closing for the benefit of the Indemnified Persons with respect to their acts and omissions as directors and officers of Xcyte occurring prior to the Closing (the “Run-Off Coverage”); provided, however, that in no event will the prorated yearly fee attributable to the Run-Off Coverage cost in excess of an amount equal to one hundred fifty percent (150%) of the annual premium currently paid by Xcyte under its Existing D&O Policies. In the event that Xcyte has not obtained the Run-Off Coverage prior to the Closing, from the Closing until the third anniversary of the date of the Closing, Xcyte shall maintain in effect, for the benefit of the Indemnified Persons with respect to their acts and omissions as directors and officers of Xcyte occurring prior to the Closing, directors’ and officers’ liability insurance coverage substantially similar to the Existing D&O Policies; provided, that in no event will Xcyte be required to expend, with respect to any year, in excess of an amount equal to the greater of one hundred fifty percent (150%) of the annual premium currently paid by Xcyte pursuant to the Existing D&O Policies (and to the extent the amount it would be required to expend would exceed one hundred fifty percent (150%) of the annual premium currently paid by Xcyte for the Existing D&O Policies, Xcyte shall use commercially reasonable efforts to maintain the maximum amount of coverage as is available for such one hundred fifty percent (150%) of such annual premium).

5.8 Additional Agreements.

(a) Subject to Section 5.8(b), the Parties shall use commercially reasonable efforts to cause to be taken all actions necessary to consummate and make effective the Transactions and to vest Xcyte with full right, title, interest and possession of and to all of the Cyclacel Shares. Without limiting the generality of the foregoing, but subject to Section 5.8(b), each Party to this Agreement: (i) shall make all filings and other submissions (if any) and give all notices (if any) required to be made and given by such Party in connection with the Transaction; (ii) shall use commercially reasonable efforts to obtain each Consent (if any) reasonably required to be obtained (pursuant to any applicable Legal Requirement or Contract, or otherwise) by such Party in connection with the Transactions or for such Contract to remain in full force and effect; (iii) shall use commercially reasonable efforts to lift any injunction prohibiting, or any other legal bar to, the Transactions; and (iv) shall use all commercially reasonable efforts to satisfy the conditions precedent to the consummation of the Transactions. Each Party shall provide to the other Party a copy of each proposed filing with or other submission to any Governmental Body relating to the Transactions, and shall give the other Party a reasonable time prior to making such filing or other submission in which to review and comment on such proposed filing or other submission. Each Party shall promptly deliver to the other Party a copy of each such filing or other submission made, each notice given and each Consent obtained by such Party during the Pre-Closing Period.

(b) Notwithstanding anything to the contrary contained in this Agreement, no Party shall have any obligation under this Agreement: (i) to dispose of or transfer or cause any of its Subsidiaries to dispose of or transfer any assets; (ii) to discontinue or cause any of its Subsidiaries to discontinue offering any product or service; (iii) to license or otherwise make

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available, or cause any of its Subsidiaries to license or otherwise make available to any Person any intellectual property; (iv) to hold separate or cause any of its Subsidiaries to hold separate any assets or operations (either before or after the Closing Date); (v) to make or cause any of its Subsidiaries to make any commitment (to any Governmental Body or otherwise) regarding its future operations; or (vi) to contest any Legal Proceeding or any order, writ, injunction or decree relating to the Transactions if such Party determines in good faith that contesting such Legal Proceeding or order, writ, injunction or decree could materially adversely affect such Party.

5.9 Disclosure. Without limiting any of either Party’s obligations under the Confidentiality Agreement, each Party shall not, and shall not permit any of its Subsidiaries or any Representative of such Party to, issue any press release or make any disclosure (to any customers or employees of such Party, to the public or otherwise) regarding the Transactions unless: (a) the other Party shall have approved such press release or disclosure in writing; or (b) such Party shall have determined in good faith, after consultation with outside legal counsel, that such disclosure is required by applicable Legal Requirements and before such press release or disclosure is issued or made, such Party advises the other Party of, and consults with the other Party regarding, the text of such press release or disclosure.

5.10 Affiliate Agreements. Seller shall use commercially reasonable efforts to cause each Person identified in Section 2.16 of the Seller Disclosure Schedule and each other Person who is or becomes (or may be deemed to be) an “affiliate” (as that term is used in Rule 145 under the Securities Act) of Seller to execute and deliver to Xcyte, prior to the date of the mailing of the Seller EGM Notice, an Affiliate Agreement in the form of Exhibit E. Seller shall not register, or allow its transfer agent to register, on its books any transfer of any shares of its share capital owned by any “affiliate” of Seller who has not provided a signed Affiliate Agreement in accordance with this Section 5.10.

5.11 Officers and Directors. The board of directors of Xcyte shall take all actions necessary at or immediately following the Closing to (a) appoint those individuals set forth on Section 5.11 of the Seller Disclosure Schedule to hold the titles set forth opposite the names of such individually and (b) cause the board of directors of Xcyte to be comprised of seven directors, of whom five shall be determined by Seller, one shall be determined by Xcyte and one shall be mutually agreed upon by Seller and Xcyte. Xcyte shall obtain and deliver to Seller at or prior to the Closing the resignation of each officer and director of Xcyte who is not continuing as an officer or director of Xcyte following the Closing.

5.12 Outstanding Shares.

(a) Prior to the Closing, Seller shall have delivered to Xcyte a spreadsheet setting forth the total number of Cyclacel Shares outstanding immediately prior to the Closing (the “Cyclacel Shares Spreadsheet”).

(b) Prior to the Closing, Xcyte shall have delivered to Seller a spreadsheet setting forth the total number of shares of Xcyte Common Stock and the total number of shares of Xcyte Common Stock issuable upon the exercise of Xcyte Options and Xcyte Warrants and upon conversion of the Xcyte Preferred Stock in each case outstanding immediately prior to the Closing (the “Xcyte Shares Spreadsheet”).

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5.13 Delivery of Financial Statements; Other Actions.

(a) Seller shall cause Cyclacel to use reasonable best efforts to prepare and deliver to Xcyte, as promptly as practicable (but in any event no event later than thirty calendar days) following the date of this Agreement, true and complete copies of (i) Cyclacel’s audited balance sheets at December 31, 2004 and 2003 and the consolidated statements of income, cash flow and shareholders’ equity for the year ended December 31, 2004, 2003 and 2002, and (ii) Cyclacel’s unaudited balance sheet at September 30, 2005 and the related unaudited statements of income, cash flow and shareholders’ equity for the nine-month period then ended.

(b) From time to time following the date of this Agreement, Seller shall cause Cyclacel to use commercially reasonable efforts to prepare and deliver to Xcyte true and complete copies of Cyclacel’s balance sheets and consolidated statements of income, cash flow and shareholders’ equity, for such periods and in an audited or unaudited form, in each case, as may be required for inclusion of such financial statements (or portions thereof) in the Form S-4 Registration Statement.

(c) When delivered, the financial statements described in Sections 5.13(a) and (b) in each case: (i) will have been prepared in accordance with US GAAP (except that unaudited financial statements may not have notes thereto and other presentation items that may be required by US GAAP and are subject to normal and recurring year-end adjustments that are not reasonably expected to be material in amount) applied on a consistent basis throughout the periods indicated and (ii) will fairly present in all material respects the financial condition and operating results of Seller as of the dates and for the periods indicated therein.

(d) Prior to Closing, Seller shall cause Cyclacel (i) to file the necessary written resolutions of the holders of all issued ordinary shares and preferred D shares with the Companies House effectuating the share exchange contemplated by the Reorganization and the Share Agreement and (ii) to terminate the Subscription and Shareholders Agreement dated November 19, 2003.

5.14 Scottish Note. Seller has entered into a letter agreement, dated December 15, 2005, with Scottish Enterprises in the form set forth in Section 5.13 of the Seller Disclosure Schedule (the “Letter Agreement”). Seller agrees that it will enforce the terms of the Letter Agreement to the fullest extent permitted by law, including the obligation of Scottish Enterprises to vote all shares in Seller held by Scottish Enterprise in favor of the Transactions.

5.15 Executive Shares. Seller will settle its obligations under Seller’s Senior Executive Incentive Plan, as well as all other obligations of Seller with respect to equity incentive compensation in Seller held by the individuals set forth on Section 5.15 of the Seller Disclosure Schedule, through the issuance, prior to the Closing, of an aggregate of 1,750,000 preferred D shares of Seller and 1,290,000 ordinary shares of Seller.

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Section 6. CONDITIONS PRECEDENT TO OBLIGATIONS OF EACH PARTY

The obligations of each Party to effect the Transactions are subject to the satisfaction or, to the extent permitted by applicable law, the written waiver by each of the Parties, at or prior to the Closing, of each of the following conditions:

6.1 Effectiveness of Registration Statement. The Form S-4 Registration Statement shall have become effective in accordance with the provisions of the Securities Act, and shall not be subject to any stop order or proceeding (or threatened proceeding by the SEC) seeking a stop order with respect to the Form S-4 Registration Statement.

6.2 No Restraints. No temporary restraining order, preliminary or permanent injunction or other order preventing the consummation of any of the Transactions shall have been issued by any court of competent jurisdiction or other Governmental Body and remain in effect, and there shall not be any Legal Requirement which has the effect of making the consummation of the any of the Transactions illegal.

6.3 Stockholder Approval. The Required Stockholder Approvals shall have been obtained.

6.4 Regulatory Matters. Any waiting period applicable to the consummation of the Transaction under the HSR Act or any material applicable foreign antitrust requirements reasonably determined to apply prior to the Closing to the Transactions shall have expired or been terminated.

6.5 No Governmental Proceedings Relating to Transactions or Right to Operate Business. There shall not be any Legal Proceeding pending, or overtly threatened in writing by an official of a Governmental Body in which such Governmental Body indicates that it intends to conduct any Legal Proceeding or taking any other action: (a) challenging or seeking to restrain or prohibit the consummation of any of the Transactions; (b) that would materially and adversely affect the right or ability of Seller or Xcyte to own the assets or operate the business of Xcyte or Cyclacel; or (c) seeking to compel Seller, Cyclacel or Xcyte to dispose of or hold separate any material assets as a result of the Transactions.

Section 7. ADDITIONAL CONDITIONS PRECEDENT TO OBLIGATIONS OF XCYTE

The obligations of Xcyte to effect the Transactions are subject to the satisfaction or the written waiver by Xcyte, at or prior to the Closing, of each of the following conditions:

7.1 Accuracy of Representations. The representations and warranties of Seller contained in this Agreement (other than those contained in Sections 2.1(b), 2.3(a) and 2.18) shall have been true and correct on and as of the date of this Agreement and shall be true and correct on and as of the Closing Date with the same force and effect as if made on the Closing Date except (a) in each case, or in the aggregate, where the failure to be true and correct would not reasonably be expected to have a Cyclacel Material Adverse Effect, or (b) for those representations and warranties which address matters only as of a particular date (which representations shall have been true and correct, subject to the qualifications as set forth in the preceding clause (a), as of such particular date) (it being understood that, for purposes of determining the accuracy of such representations and

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warranties, (i) all “Cyclacel Material Adverse Effect” qualifications and other qualifications based on the word “material” contained in such representations and warranties shall be disregarded and (ii) any update of or modification to the Seller Disclosure Schedule made or purported to have been made after the date of this Agreement shall be disregarded). The representations and warranties of Seller contained in Sections 2.1(b), 2.3(a), and 2.18 shall be true and correct in all material respects on and as of the Closing Date with the same force and effect as if made on the Closing Date.

7.2 Performance of Covenants. All of the covenants and obligations in this Agreement that Seller is required to comply with or to perform at or prior to the Closing shall have been complied with and performed by Seller in all material respects.

7.3 Agreements and Other Documents. Xcyte shall have received the following agreements and other documents, each of which shall be in full force and effect:

(a) Affiliate Agreements in the form of Exhibit F, executed by each Person who could reasonably be deemed to be an “affiliate” (as that term is used in Rule 145 under the Securities Act) of Seller; and

(b) a certificate executed by the Chief Executive Officer and Chief Financial Officer of Cyclacel confirming that the conditions set forth in Sections 7.1, 7.2, and 7.4 have been duly satisfied.

(c) to the extent applicable, certificates of good standing of Cyclacel in its jurisdictions of organization and the various foreign jurisdictions in which it is qualified, certified charter documents, certificates as to the incumbency of officers and the adoption of resolutions of the boards of directors of Seller authorizing the execution of this Agreement and the consummation of the Stock Purchase and the Charter Amendments to be performed by Seller hereunder.

7.4 No Cyclacel Material Adverse Effect. Since the date of this Agreement, there shall not have occurred any Cyclacel Material Adverse Effect, and since the date of this Agreement no event shall have occurred and no circumstance shall have come into existence that, in combination with any other events or circumstances, would reasonably be expected to result in a Cyclacel Material Adverse Effect.

Section 8. ADDITIONAL CONDITIONS PRECEDENT TO OBLIGATIONS OF SELLER

The obligations of Seller to effect the Transactions are subject to the satisfaction or the written waiver by Seller, at or prior to the Closing, of each of the following conditions:

8.1 Accuracy of Representations. The representations and warranties of Xcyte contained in this Agreement (other than those contained in Sections 3.1(b), 3.3(a) and 3.18) shall have been true and correct on and as of the date of this Agreement and shall be true and correct on and as of the Closing Date with the same force and effect as if made on the Closing Date except (a) in each case, or in the aggregate, where the failure to be true and correct would not reasonably be expected to have a Xcyte Material Adverse Effect, or (b) for those representations and warranties which address matters only as of a particular date (which representations shall have been true and correct, subject to the qualifications as set forth in the preceding clause (a), as of such particular date) (it being understood that, for purposes of determining the accuracy of such representations and

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warranties, (i) all “Xcyte Material Adverse Effect” qualifications and other qualifications based on the word “material” contained in such representations and warranties shall be disregarded and (ii) any update of or modification to the Xcyte Disclosure Schedule made or purported to have been made after the date of this Agreement shall be disregarded). The representations and warranties of Xcyte contained in Sections 3.1(b), 3.3(a) and 3.18 shall be true and correct in all material respects on and as of the Closing Date with the same force and effect as if made on the Closing Date, except in the case that such failure to be true and correct is the result of Section 3.3(a) containing the incorrect number of outstanding shares of Xcyte common stock and the correct number is used in the calculations set forth in Section 1.1.

8.2 Performance of Covenants. All of the covenants and obligations in this Agreement that Xcyte is required to comply with or to perform at or prior to the Closing shall have been complied with and performed in all material respects.

8.3 IP Sale. The sale of Xcyte’s Intellectual Property contemplated by the agreement set forth in Section 8.3 of the Xcyte Disclosure Schedule shall either have been completed in accordance with the terms thereof or all conditions to such completion shall have been satisfied or irrevocably waived.

8.4 Documents. Cyclacel shall have received the following documents:

(a) a certificate executed by the Chief Executive Officer and Chief Financial Officer of Xcyte confirming that the conditions set forth in Sections 8.1, 8.2, 8.3, 8.5 and 8.6;

(b) to the extent applicable, certificates of good standing of Xcyte in its jurisdiction of organization and the various foreign jurisdictions in which it is qualified, certified charter documents, certificates as to the incumbency of officers and the adoption of resolutions of its board of directors authorizing the execution of this Agreement and the consummation of the Stock Purchase and the Liquidation to be performed by Xcyte hereunder.

(c) written resignations in forms satisfactory to Seller, dated as of the Closing Date and effective as of the Closing, executed by the officers and directors of Xcyte who are not to continue as officers or directors of Xcyte pursuant to Section 5.11.

8.5 No Xcyte Material Adverse Effect. Since the date of this Agreement, there shall not have occurred any Xcyte Material Adverse Effect, and since the date of this Agreement, no event shall have occurred or and no circumstance shall have come into existence that, in combination with any other events or circumstances, would reasonably be expected to result in an Xcyte Material Adverse Effect.

8.6 Cash Balances. Immediately prior to the Closing, Xcyte shall hold an amount of Cash equal to or greater than $18 million; provided, however, that if (a) the Closing occurs after March 31, 2006 and on or before April 30, 2006, this condition shall be satisfied if immediately prior to the Closing, Xcyte holds an amount of Cash equal to or greater than $17.5 million and (b) if the Closing occurs after April 30, 2006, this condition shall be satisfied if immediately prior to the Closing, Xcyte holds an amount of Cash equal to or greater than of $17 million.

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Section 9. TERMINATION

9.1 Termination. This Agreement may be terminated prior to the Closing (whether before or after receipt of either or both Required Stockholder Approvals):

(a) by mutual written consent of the Parties duly authorized by the board of directors of each of Xcyte and Seller;

(b) by either Xcyte or Seller if the Closing shall not have been occurred on or before May 31, 2006 (the “End Date”); provided, however; that the right to terminate this Agreement under this Section 9.1(b) shall not be available to any Party whose action or failure to act has been a principal cause of the failure of the Closing to occur on or before such date and such action or failure to act constitutes a breach of this Agreement;

(c) by either Xcyte or Seller if a court of competent jurisdiction or other Governmental Body shall have issued a final and nonappealable order, decree or ruling, or shall have taken any other action, having the effect of permanently restraining, enjoining or otherwise prohibiting the Transactions;

(d) by either Xcyte or Seller if (i) the Seller Stockholders’ Meeting (including any adjournments and postponements thereof) shall have been held and completed, and (ii) the Seller Required Stockholder Approval shall not have been received at the Seller Stockholders’ Meeting (and shall not have been adopted at any adjournment or postponement thereof); provided, however, that (A) the right to terminate this Agreement under this Section 9.1(d) shall not be available to Seller where the failure to obtain the Seller Required Stockholder Approval shall have been caused by the action or failure to act of Seller and such action or failure to act constitutes a material breach by Seller of this Agreement;

(e) by either Xcyte or Seller if (i) the Xcyte Stockholders’ Meeting (including any adjournments and postponements thereof) shall have been held and completed, and (ii) the Xcyte Required Stockholder Approval shall not have been received at the Xcyte Stockholders’ Meeting (and shall not have been approved at any adjournment or postponement thereof); provided, however, that (A) the right to terminate this Agreement under this Section 9.1(e) shall not be available to Xcyte where the failure to obtain the Required Xcyte Stockholder Approval shall have been caused by the action or failure to act of Xcyte and such action or failure to act constitutes a material breach by Xcyte of this Agreement;

(f) by Seller, (i) upon a breach of any representation, warranty, covenant or agreement on the part of Xcyte set forth in this Agreement, or if any representation or warranty of Xcyte shall have become inaccurate, in either case such that any condition set forth in Section 8.1 or Section 8.2 would not be satisfied as of the time of such breach or as of the time such representation or warranty shall have become inaccurate; provided that if such inaccuracy in Xcyte’s representations and warranties or breach by Xcyte is curable by Xcyte, then this Agreement shall not terminate pursuant to this Section 9.1(f) as a result of such particular breach or inaccuracy until the earlier of (A) the expiration of a fifteen (15) day period commencing upon delivery of written notice from Seller to Xcyte of such breach or inaccuracy and (B) Xcyte ceasing to exercise commercially reasonable efforts to cure such breach (it being understood that this Agreement shall not terminate pursuant to this Section 9.1(f) as a result of such particular breach or inaccuracy if such breach by

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Xcyte is cured prior to such termination becoming effective) or (ii) if the condition set forth in Section 8.6 shall have become incapable of being satisfied prior to the End Date; or

(g) by Xcyte, (i) upon a breach of any representation, warranty, covenant or agreement on the part of Seller set forth in this Agreement, or if any representation or warranty of Seller shall have become inaccurate, in either case such that any condition set forth in Section 7.1 or Section 7.2 would not be satisfied as of the time of such breach or as of the time such representation or warranty shall have become inaccurate; provided that if such inaccuracy in Seller’s representations and warranties or breach by Seller is curable by Seller, then this Agreement shall not terminate pursuant to this Section 9.1(g) as a result of such particular breach or inaccuracy until the earlier of (A) the expiration of a fifteen (15) day period commencing upon delivery of written notice from Xcyte to Seller of such breach or inaccuracy and (B) Seller ceasing to exercise commercially reasonable efforts to cure such breach (it being understood that this Agreement shall not terminate pursuant to this Section 9.1(g) as a result of such particular breach or inaccuracy if such breach by Seller is cured prior to such termination becoming effective) or (ii) if the condition set forth in Section 7.5 shall have become incapable of being satisfied prior to the End Date.

9.2 Effect of Termination. In the event of the termination of this Agreement as provided in Section 9.1, this Agreement shall be of no further force or effect; provided, however, that (i) this Section 9.2, Section 9.3 and Section 10 shall survive the termination of this Agreement and shall remain in full force and effect, and (ii) the termination of this Agreement shall not relieve any Party from any liability for any breach of any representation, warranty, covenant, obligation or other provision contained in this Agreement.

9.3 Expenses; Termination Fees.

(a) Except as set forth in this Section 9.3 all fees and expenses incurred in connection with this Agreement and the Transactions shall be paid by the Party incurring such expenses, whether or not the Closing occurs; provided, however, that Xcyte shall pay all fees and expenses incurred by it in connection with the filing, printing and mailing of the Form S-4 Registration Statement and the Proxy Statement/Prospectus and any amendments or supplements thereto.

(b) If (i) this Agreement is terminated by Xcyte or Seller pursuant to Section 9.1(e) and at any time before the Xcyte Stockholders’ Meeting an Acquisition Proposal with respect to Xcyte shall have been publicly announced, disclosed or otherwise communicated to Xcyte’s board of directors and (ii) within six months following such termination, Xcyte enters into a definitive agreement with respect to such Acquisition Transaction, Xcyte shall pay to Seller, a nonrefundable fee in an amount equal to $100,000. Such fee shall be paid within five Business Days after the execution of such definitive agreement.

(c) If (i) this Agreement is terminated by Xcyte or Seller pursuant to Section 9.1(d) and at any time before the Seller Stockholders’ Meeting an Acquisition Proposal with respect to Seller shall have been publicly announced, disclosed or otherwise communicated to Seller’s board of directors and (ii) within six months following such termination, Seller enters into a definitive agreement with respect to such Acquisition Transaction, Seller shall pay to Xcyte, a nonrefundable fee in an amount equal to $100,000. Such fee shall be paid within five Business Days after the execution of such definitive agreement.

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(d) If either Party fails to pay when due any amount payable by such Party under Section 9.3, then (i) such Party shall reimburse the other Party for reasonable costs and expenses (including reasonable fees and disbursements of counsel) incurred in connection with the collection of such overdue amount and the enforcement by the other Party of its rights under this Section 9.3, and (ii) such Party shall pay to the other Party interest on such overdue amount (for the period commencing as of the date such overdue amount was originally required to be paid and ending on the date such overdue amount is actually paid to the other Party in full) at a rate per annum equal to the “prime rate” (as announced by Bank of America or any successor thereto) in effect on the date such overdue amount was originally required to be paid.

Section 10. MISCELLANEOUS PROVISIONS

10.1 Non-Survival of Representations and Warranties. The representations and warranties of Seller and Xcyte contained in this Agreement or in any certificate or instrument delivered pursuant to this Agreement shall terminate as of the Closing, and only the covenants that by their terms survive the Closing and this Section 10 shall survive the Closing.

10.2 Amendment. This Agreement may be amended with the approval of the board of directors of each of Seller and Xcyte at any time (whether before or after receipt of either Required Stockholder Approval); provided, however, that after receipt of either Required Stockholder Approval, no amendment shall be made that by law requires further approval of the stockholders that have granted such Required Stockholder Approval without the further approval of such stockholders. This Agreement may not be amended except by an instrument in writing signed on behalf of each of Seller and Xcyte.

10.3 Waiver.

(a) No failure on the part of either Party to exercise any power, right, privilege or remedy under this Agreement, and no delay on the part of either Party in exercising any power, right, privilege or remedy under this Agreement, shall operate as a waiver by such Party of such power, right, privilege or remedy, and no single or partial exercise of any such power, right, privilege or remedy shall preclude any other or further exercise thereof or of any other power, right, privilege or remedy by such Party.

(b) Neither Party shall be deemed to have waived any claim arising out of this Agreement, or any power, right, privilege or remedy under this Agreement, unless the waiver of such claim, power, right, privilege or remedy is expressly set forth in a written instrument duly executed and delivered on behalf of such Party, and any such waiver shall not be applicable or have any effect except in the specific instance in which it is given.

10.4 Entire Agreement; Counterparts; Exchanges by Facsimile. This Agreement constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, between the Parties with respect to the subject matter of this Agreement; provided, however, that Sections 1, 2, 3, 5, 6, 7, 13 and 14 of the Confidentiality Agreement shall not be superseded and shall remain in full force and effect in accordance with their terms. This Agreement may be executed in several counterparts, each of which shall be deemed an original and all of which shall constitute one and the same instrument. The exchange of a fully executed

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Agreement (in counterparts or otherwise) by both Parties by facsimile shall be sufficient to bind the Parties to the terms and conditions of this Agreement.

10.5 Applicable Law; Jurisdiction. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware applicable to contracts made and wholly performed within such State, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws. In any action or suit between the Parties arising out of or relating to this Agreement: (a) each Party irrevocably and unconditionally consents and submits to the exclusive jurisdiction and venue of the state and federal courts located in the State of Delaware; (b) if any such action or suit is commenced in a state court, then, subject to applicable Legal Requirements, neither Party shall object to the removal of such action or suit to any federal court located in the District of Delaware; and (c) each Party irrevocably waives the right to trial by jury.

10.6 Assignability. This Agreement shall be binding upon, and shall be enforceable by and inure solely to the benefit of, the Parties and their respective successors and assigns; provided, however, that neither this Agreement nor any of a Party’s rights or obligations under this Agreement may be assigned or delegated by such Party without the prior written consent of the other Party, and any attempted assignment or delegation of this Agreement or any of such rights or obligations by such Party without the other Party’s prior written consent shall be void and of no effect. Nothing in this Agreement, express or implied, is intended to or shall confer upon any Person (other than: (a) the Parties; and (b) the Indemnified Persons to the extent of their respective rights pursuant to Section 5.7) any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

10.7 Notices. Any notice or other communication required or permitted to be delivered to either Party under this Agreement shall be in writing and shall be deemed properly delivered, given and received when delivered by hand, by registered mail, by courier or express delivery service or by facsimile to the address or facsimile telephone number set forth beneath the name of such Party below (or to such other address or facsimile telephone number as such Party shall have specified in a written notice given to the other Party):

if to Xcyte:

Xcyte Therapies, Inc.

1124 Columbia Street, Suite 130

Telephone: 206-262-6200

Fax: 206-262-0900

Attention: Robert L. Kirkman

with a copy to:

Wilson Sonsini Goodrich & Rosati, P.C.

701 Fifth Avenue

Suite 5100

Seattle, WA 98104

Telephone: (206) 883-2500

Fax: (206) 883-2699

Attention: Patrick J. Schultheis, Esq.

                   Burke Norton, Esq.

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if to Seller:

Cyclacel Group plc

6-8 Underwood Street

London

N1 7JQ

Telephone: +44 1382 206 062

Fax: +44 1382 206 067

Attention: Chief Executive Officer

with a copy to:

Allen & Overy LLP

1221 Avenue of the Americas

New York, New York

Telephone: (212) 610-6300

Fax: (212) 610-6399

Attention: Daniel P. Cunningham, Esq.

10.8 Cooperation. Each Party agrees to cooperate fully with the other Party and to execute and deliver such further documents, certificates, agreements and instruments and to take such other actions as may be reasonably requested by the other Party to evidence or reflect the Transactions and to carry out the intent and purposes of this Agreement.

10.9 Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions of this Agreement or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. If a final judgment of a court of competent jurisdiction declares that any term or provision of this Agreement is invalid or unenforceable, the Parties agree that the court making such determination shall have the power to limit such term or provision, to delete specific words or phrases or to replace such term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be valid and enforceable as so modified. In the event such court does not exercise the power granted to it in the prior sentence, the Parties agree to replace such invalid or unenforceable term or provision with a valid and enforceable term or provision that will achieve, to the extent possible, the economic, business and other purposes of such invalid or unenforceable term or provision.

10.10 Construction.

(a) For purposes of this Agreement, whenever the context requires: the singular number shall include the plural, and vice versa; the masculine gender shall include the feminine and neuter genders; the feminine gender shall include the masculine and neuter genders; and the neuter gender shall include masculine and feminine genders.

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(b) The Parties agree that any rule of construction to the effect that ambiguities are to be resolved against the drafting Party shall not be applied in the construction or interpretation of this Agreement.

(c) As used in this Agreement, the words “include” and “including,” and variations thereof, shall not be deemed to be terms of limitation, but rather shall be deemed to be followed by the words “without limitation.”

(d) Except as otherwise indicated, all references in this Agreement to “Sections,” “Exhibits” and “Schedules” are intended to refer to Sections of this Agreement and Exhibits and Schedules to this Agreement.

(e) The headings contained in this Agreement are for convenience of reference only, shall not be deemed to be a part of this Agreement and shall not be referred to in connection with the construction or interpretation of this Agreement.

[Remainder of page intentionally left blank]

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IN WITNESS WHEREOF, the parties have caused this Agreement to be executed as of the date first above written.

XCYTE THERAPIES, INC.

By:	/s/ Robert L. Kirkman
Name:	Robert L. Kirkman
Title:	Acting Chief Executive Officer

CYCLACEL GROUP PLC

By:	/s/ Spiro Rombotis
Name:	Spiro Rombotis
Title:	Chief Executive Officer

EXHIBIT A

CERTAIN DEFINITIONS

For purposes of the Agreement (including this Exhibit A):

Accounts Date. “Accounts Date” means December 31, 2004.

Acquisition Inquiry. “Acquisition Inquiry” shall mean an inquiry, indication of interest or request for information (other than an inquiry, indication of interest or request for information made or submitted by Cyclacel, on the one hand, or Xcyte, on the other hand, to the other Party) that could reasonably be expected to lead to an Acquisition Proposal.

Acquisition Proposal. “Acquisition Proposal” shall mean any offer or proposal (other than an offer or proposal made or submitted by Cyclacel, on the one hand or Xcyte, on the other hand to the other Party) contemplating or otherwise relating to any Acquisition Transaction.

Acquisition Transaction. “Acquisition Transaction” shall mean any transaction or series of transactions involving:

(a) any merger, consolidation, amalgamation, share exchange, business combination, issuance of securities, acquisition of securities, reorganization, recapitalization, tender offer, exchange offer or other similar transaction: (i) in which a Party is a constituent corporation; (ii) in which a Person or “group” (as defined in the Exchange Act and the rules promulgated thereunder) of Persons directly or indirectly acquires beneficial or record ownership of securities representing more than 15% of the outstanding securities of any class of voting securities of a Party or any of its Subsidiaries; or (iii) in which a Party or any of its Subsidiaries issues securities representing more than 15% of the outstanding securities of any class of voting securities of such Party or any of its Subsidiaries; provided, however, that the conversion of any shares of Xcyte Preferred Stock into shares of Xcyte Common Stock shall not in any event be deemed to be an Acquisition Transaction;

(b) any sale, lease, exchange, transfer, license, acquisition or disposition of any business or businesses or assets that constitute or account for: (i) 15% or more of the consolidated net revenues of a Party and its Subsidiaries, taken as a whole, consolidated net income of a Party and its Subsidiaries, taken as a whole, or consolidated book value of the assets of a Party and its Subsidiaries, taken as a whole; or (ii) 15% or more of the fair market value of the assets of a Party and its Subsidiaries, taken as a whole; provided; however, that the transactions contemplated by the IP Sale Agreement shall not in any event be deemed an Acquisition Transaction; or

(c) any liquidation or dissolution of a Party.

Agreement. “Agreement” shall mean this Stock Purchase Agreement.

Business Day. “Business Day” shall mean any day other than a day on which banks in both the State of New York and in London, England are authorized or obligated to be closed.

Cash. “Cash” shall have the meaning set forth in Section 1.1.

Cash Amount. “Cash Amount” shall have the meaning set forth in Section 1.1.

Certificate of Amendment. “Certificate of Amendment” shall have the meaning set forth in Section 1.4.

Certifications. “Certifications” shall have the meaning set forth in Section 3.4(a).

Charter Amendments. “Charter Amendments” shall have the meaning set forth in Section 1.3.

Closing . “Closing” shall have the meaning set forth in Section 1.4.

Closing Date. “Closing Date” shall have the meaning set forth in Section 1.4.

Closing Share Number. “Closing Share Number” (i) if the Stock Purchase occurs prior to the effective time of the Charter Amendment, shall mean a number equal to 50,000 and (ii) if the Stock Purchase occurs after the effective time of the Charter Amendment, shall mean a number equal to 5,000.

Code. “Code” shall mean the Internal Revenue Code of 1986, as amended.

Companies Act. “Companies Act” means the Companies Act of 1985 (as amended).

Confidentiality Agreement. “Confidentiality Agreement” shall mean the Confidentiality Agreement dated October 11, 2005 between Seller and Xcyte.

Consent. “Consent” shall mean any approval, consent, ratification, permission, waiver or authorization (including any Governmental Authorization).

Consideration Multiple. “Consideration Multiple” shall have the meaning set forth in Section 1.1.

Contract. “Contract” shall, with respect to any Person, mean any written, oral or other legally binding agreement, contract, subcontract, lease (whether real or personal property), mortgage, instrument, note, option, warranty, purchase order, license, sublicense, insurance policy, benefit plan or legally binding commitment or undertaking of any nature to which such Person is a party or by which such Person or any of its assets are bound or affected under applicable law.

Cyclacel. “Cyclacel” shall have the meaning set forth in the Recitals to this Agreement.

Cyclacel Affiliate. “Cyclacel Affiliate” shall mean any Person under common control with Cyclacel within the meaning of Sections 414(b), (c), (m) and (o) of the Code, and the regulations issued thereunder.

Cyclacel Associate. “Cyclacel Associate” shall mean any current or former employee, independent contractor, officer or director of Cyclacel or any Cyclacel Affiliate.

Cyclacel Contract. “Cyclacel Contract” shall mean any Contract: (a) to which Cyclacel is a Party; (b) by which Cyclacel or any Cyclacel IP Rights or any other asset of Cyclacel is or may become bound or under which Cyclacel has, or may become subject to, any obligation; or (c) under which Cyclacel has or may acquire any right or interest.

Cyclacel Employee Plans. “Cyclacel Employee Plans” shall have the meaning set forth in Section 2.13(g).

Cyclacel Financials. “Cyclacel Financials” shall have the meaning set forth in Section 2.4(a).

Cyclacel IP Rights. “Cyclacel IP Rights” shall mean all Intellectual Property owned, licensed, controlled, necessary or used in Cyclacel’s business as presently conducted and as proposed to be conducted.

Cyclacel IP Rights Agreement. “Cyclacel IP Rights Agreement” shall mean any instrument or agreement governing, related or pertaining to any Cyclacel IP Rights.

Cyclacel Material Adverse Effect. “Cyclacel Material Adverse Effect” shall mean any effect, change, event, circumstance or development (any such item, an “Effect”) that, considered together with all Effects that had occurred prior to the date of determination of the occurrence of the Cyclacel Material Adverse Effect, is or would reasonably be expected to be or to become materially adverse to, or has or would reasonably be expected to have or result in a material adverse effect on: (a) the business, assets, liabilities, capitalization, financial condition or prospects of Cyclacel; or (b) the ability of Seller to consummate the Stock Purchase or the Liquidation or to perform any of its covenants or obligations under the Agreement; provided, however, that in no event shall any of the following, alone or in combination, be deemed to constitute a Cyclacel Material Adverse Effect on any entity: any Effect resulting from (i) general economic conditions or conditions generally affecting the industry in which Cyclacel operates, except in either case to the extent Cyclacel is materially disproportionately adversely affected thereby relative to other similarly situated businesses, (ii) the announcement of the execution of this Agreement or the consummation of the Transactions, or (iii) any adverse Effect resulting from or relating to any change in accounting requirements or principles or any change in applicable laws, rules or regulations or the interpretation thereof.

Cyclacel Material Contract. “Cyclacel Material Contract” shall have the meaning set forth in Section 2.9.

Cyclacel Permits. “Cyclacel Permits” shall have the meaning set forth in Section 2.11(b).

Cyclacel Pharmaceutical Products. “Cyclacel Pharmaceutical Products” shall mean all biological and drug products being manufactured, distributed or developed by or on behalf of Cyclacel.

Cyclacel Shares. “Cyclacel Shares” shall mean all of the issued and to be issued shares in the capital of Cyclacel and all interests and securities in Cyclacel.

Cyclacel Shares Spreadsheet. “Cyclacel Shares Spreadsheet” shall have the meaning set forth in Section 5.12(a).

Cyclacel Unaudited Interim Balance Sheet. “Cyclacel Unaudited Interim Balance Sheet” shall mean the unaudited consolidated balance sheet of Cyclacel and its consolidated subsidiaries as of September 30, 2005, provided to Xcyte prior to the date of the Agreement.

DGCL. “DGCL” shall mean the Delaware General Corporation Law.

EMEA. “EMEA” shall have the meaning set forth in Section 2.11(c).

Encumbrance. “Encumbrance” shall mean any lien, pledge, hypothecation, charge, mortgage, security interest, encumbrance, claim, infringement, interference, option, right of first refusal, preemptive right, community property interest or restriction of any nature (including any restriction on the voting of any security, any restriction on the transfer of any security or other asset, any restriction on the receipt of any income derived from any asset, any restriction on the use of any asset and any restriction on the possession, exercise or transfer of any other attribute of ownership of any asset).

Entity. “Entity” shall mean any corporation (including any non-profit corporation), partnership (including any general partnership, limited partnership or limited liability partnership), joint venture, estate, trust, company (including any company limited by shares, limited liability company or joint stock company), firm, society or other enterprise, association, organization or entity.

Environmental Authorization. “Environmental Authorization” shall have the meaning set forth in Section 2.14(e).

Environmental Requirement. “Environmental Requirement” shall have the meaning set forth in Section 2.14(e).

ERISA. “ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.

ERISA Affiliate. “ERISA Affiliate” shall have the meaning set forth in Section 2.13(g).

Exchange Act. “Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

Existing D&O Policies. “Existing D&O Policies” shall have the meaning set forth in Section 3.15(b).

FDA. “FDA” shall have the meaning set forth in Section 2.11(c).

FDCA. “FDCA” shall have the meaning set forth in Section 2.11(e).

Form S-4 Registration Statement. “Form S-4 Registration Statement” shall mean the registration statement on Form S-4 to be filed with the SEC by Xcyte in connection with issuance of

Xcyte Common Stock in the Stock Purchase, as said registration statement may be amended prior to the time it is declared effective by the SEC.

Governmental Authorization. “Governmental Authorization” shall mean any: (a) permit, license, certificate, franchise, permission, variance, exceptions, orders, clearance, registration, qualification or authorization issued, granted, given or otherwise made available by or under the authority of any Governmental Body or pursuant to any Legal Requirement; or (b) right under any Contract with any Governmental Body.

Governmental Body. “Governmental Body” shall mean any: (a) nation, state, commonwealth, province, territory, county, municipality, district or other jurisdiction of any nature; (b) federal, state, local, municipal, foreign or other government; (c) governmental or quasi-governmental authority of any nature (including any governmental division, department, agency, commission, instrumentality, official, ministry, fund, foundation, center, organization, unit, body or Entity and any court or other tribunal); or (d) self-regulatory organization (including the NASDAQ Stock Market and the National Association of Securities Dealers).

HSR Act. “HSR Act” shall mean the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

IP Sale Agreement. “IP Sale Agreement” shall have the meaning set forth in Section 8.3 of the Xcyte Disclosure Schedule.

Indemnified Person. “Indemnified Person” shall have the meaning set forth in Section 5.7(a).

Intellectual Property. “Intellectual Property” shall mean (a) United States, foreign and international patents, patent applications, including provisional applications, statutory invention registrations, invention disclosures and inventions, (b) trademarks, service marks, trade names, domain names, URLs, trade dress, logos and other source identifiers, including registrations and applications for registration thereof, (c) copyrights, including registrations and applications for registration thereof, and (d) software, formulae, customer lists, trade secrets, know-how, confidential information and other proprietary rights and intellectual property, whether patentable or not.

IRS. “IRS” shall mean the United States Internal Revenue Service.

Knowledge. “Knowledge” shall mean, with respect to a Party, with respect to any matter in question, the actual knowledge of the executive officers of such party after reasonable inquiry. References to the “Knowledge” of Seller shall include, with respect to any matter in question, the actual knowledge of the executive officers of Seller and the executive officers of Cyclacel, in each case, after reasonable inquiry.

Legal Proceeding. “Legal Proceeding” shall mean any action, suit, litigation, arbitration, proceeding (including any civil, criminal, administrative, investigative or appellate proceeding), hearing, inquiry, audit, examination or investigation commenced, brought, conducted or heard by or before, or otherwise involving, any court or other Governmental Body or any arbitrator or arbitration panel to which such action may appropriately be submitted.

Legal Requirement. “Legal Requirement” shall mean any federal, state, foreign, material local or municipal or other law, statute, constitution, principle of common law, resolution, ordinance, code, edict, decree, rule, regulation, ruling or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Body (or under the authority of the NASDAQ Stock Market or the National Association of Securities Dealers).

Liability. “Liability” shall have the meaning set forth in Section 2.10.

Liquidation. “Liquidation” shall have the meaning set forth in the Recitals to this Agreement.

Materials of Environmental Concern. “Materials of Environmental Concern” shall have the meaning set forth in Section 2.14(e).

NASDAQ Stock Market. “NASDAQ Stock Market” shall mean either the NASDAQ National Market or the NASDAQ Capital Market.

Party. “Party” or “Parties” shall mean Seller and Xcyte.

Person. “Person” shall mean any individual, Entity or Governmental Body.

Pre-Closing Period. “Pre-Closing Period” shall have the meaning set forth in Section 4.1.

Proxy Statement/Prospectus. “Proxy Statement/Prospectus” shall mean the proxy statement/prospectus to be sent Xcyte’s stockholders in connection with the Xcyte Stockholders’ Meeting, a form of which will be included in the Form S-4 Registration Statement.

Release. “Release” shall have the meaning set forth in Section 2.14(e).

Reorganization. “Reorganization” shall have the meaning set forth in Section 2.11(a).

Representatives. “Representatives” shall mean directors, officers, other employees, agents, attorneys, accountants, advisors and representatives.

Required Seller Stockholder Votes. “Required Seller Stockholder Votes” shall have the meaning set forth in Section 2.19.

Required Stockholder Approvals. “Required Stockholder Approvals” shall mean the Required Seller Stockholder Votes and the Required Xcyte Stockholder Vote.

Required Xcyte Stockholder Vote. “Required Xcyte Stockholder Vote” shall have the meaning set forth in Section 3.20.

Resolutions. “Resolutions” shall have the meaning set forth in Section 5.2(a).

Run-Off Coverage. “Run-Off Coverage” shall have the meaning set forth in Section 5.7(b).

Sarbanes-Oxley Act. “Sarbanes-Oxley Act” shall mean the Sarbanes-Oxley Act of 2002, as amended.

SEC. “SEC” shall mean the United States Securities and Exchange Commission.

Securities Act. “Securities Act” shall mean the Securities Act of 1933, as amended.

Seller. “Seller” shall mean Cyclacel Group PLC, a public limited company organized under the laws of England and Wales with registered number 5090795.

Seller Board Recommendation. “Seller Board Recommendations” shall have the meaning set forth in Section 5.2(b).

Seller Disclosure Schedule. “Seller Disclosure Schedule” shall have the meaning set forth in Section 2.

Seller EGM Notice. “Seller EGM Notice” shall mean the notice to Seller’s stockholders convening a Seller Stockholder Meeting, including resolutions to be the subject of the Required Seller Stockholder Votes.

Seller Financials. “Seller Financials” shall have the meaning set forth in Section 2.4(b).

Seller Required Stockholder Approvals. “Seller Required Stockholder Approvals” shall have the meaning set forth in Section 5.2(b).

Seller Stockholders’ Meeting. “Seller Stockholders’ Meeting” shall have the meaning set forth in Section 5.2(a).

Seller Stockholder Voting Agreements. “Seller Stockholder Voting Agreements” shall have the meaning set forth in the Recitals to this Agreement.

Share Agreement. “Share Agreement” shall have the meaning set forth in Section 2.11(a).

Stock Purchase. “Stock Purchase” shall have the meaning set forth in the Recitals to this Agreement.

Subsidiary. One Entity shall be deemed to be a “Subsidiary” of another Entity if such second Entity directly or indirectly owns, beneficially or of record, (a) an amount of voting securities or other interests in such first Entity that is sufficient to enable such second Entity to elect at least a majority of the members of such first Entity’s board of directors or other governing body, or (b) at least 50% of the outstanding equity, voting, beneficial or financial interests in such first Entity.

Superior Offer. “Superior Offer” shall mean, with respect to either Party, an unsolicited bona fide written offer by a third party to enter into (a) a merger, consolidation, amalgamation, share exchange, business combination, issuance of securities, acquisition of securities, reorganization, recapitalization, tender offer, exchange offer or other similar transaction as a result of which either (i) the Party’s stockholders prior to such transaction in the aggregate cease to own at least 50% of the voting securities of the entity surviving or resulting from such transaction or (ii) in which a Person or “group” (as defined in the Exchange Act and the rules promulgated thereunder) directly or indirectly acquires beneficial or record ownership of securities representing 50% or more of the Party’s capital stock or (b) a sale, lease, exchange transfer, license, acquisition or disposition of any business or other disposition of at least 50% of the assets of the Party or its Subsidiaries, taken as a whole, in a single transaction or a series of related transactions that: (i) was not obtained or made as a direct or indirect result of a breach of (or in violation of) the Agreement; and (ii) is on terms and conditions that the board of directors of Xcyte or Seller, as applicable, determines, in its reasonable, good faith judgment, after obtaining and taking into account such matters that its board of directors deems relevant following consultation with its outside legal counsel and financial advisor: (A) is reasonable likely to be more favorable, from a financial point of view, to Xcyte’s stockholders or Cyclacel’s stockholders, as applicable, than the terms of the Transaction; and (B) is reasonable capable of being consummated; provided, however, that any such offer shall not be deemed to be a “Superior Offer” if any financing required to consummate the transaction contemplated by such offer is not committed and is not reasonably capable of being obtained by such third party, or if the consummation of such transaction is contingent on any such financing being obtained.

Tax. “Tax” shall mean (a) any federal, state, local, foreign or other tax (including any income tax, franchise tax, capital gains tax, gross receipts tax, value-added tax, surtax, estimated tax, unemployment tax, national health insurance tax, excise tax, ad valorem tax, transfer tax, stamp tax, sales tax, use tax, property tax, business tax, withholding tax or payroll tax), levy, assessment, tariff, duty (including any customs duty), deficiency or fee, and any related charge or amount (including any fine, penalty, addition to tax or interest), imposed, assessed or collected by or under the authority of any Governmental Body and (b) any liability for the payment of any amounts of the type described in clause (a) as a result of being a member of an affiliated, consolidated, combined or unitary group for any period; and (c) any liability for the payment of any amounts of the type described in clause (a) or (b) as a result of any obligation to indemnify any other Person or as a result of any obligations under any agreements or arrangements with any other Person with respect to such amounts and including any liability for taxes of a predecessor entity.

Tax Return. “Tax Return” shall mean any return (including any information return), report, statement, declaration, estimate, schedule, notice, notification, form, election, certificate or other document or information, and any amendment or supplement to any of the foregoing, filed with or submitted to, or required to be filed with or submitted to, any Governmental Body in connection with the determination, assessment, collection or payment of any Tax or in connection with the administration, implementation or enforcement of or compliance with any Legal Requirement relating to any Tax.

Transactions. “Transactions” shall have the meaning set forth in the Recitals to this Agreement.

UK GAAP. “UK GAAP” shall have the meaning set forth in Section 2.4(a).

US GAAP. “US GAAP” shall have the meaning set forth in Section 2.4(b).

Xcyte. “Xcyte” shall mean Xcyte Therapies, Inc., a Delaware corporation.

Xcyte Affiliate. “Xcyte Affiliate” shall mean means any Person that directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, Xcyte.

Xcyte Associate. “Xcyte Associate” shall mean any current or former employee, independent contractor, officer or director of Xcyte or any Xcyte Affiliate.

Xcyte Board Recommendation. “Xcyte Board Recommendation” shall have the meaning set forth in Section 5.3(b).

Xcyte Common Stock. “Xcyte Common Stock” shall mean the Common Stock, $0.001 par value per share, of Xcyte.

Xcyte Contract. “Xcyte Contract” shall mean any Contract: (a) to which Xcyte is a party; (b) by which Xcyte or any other asset of Xcyte is or may become bound or under which Xcyte has, or may become subject to, any obligation; or (c) under which Xcyte has or may acquire any right or interest.

Xcyte Disclosure Schedule. “Xcyte Disclosure Schedule” shall have the meaning set forth in Section 3.

Xcyte Employee Plans. “Xcyte Employee Plans” shall have the meaning set forth in Section 3.14(h).

Xcyte Equity Plans. “Xcyte Equity Plans” shall have the meaning set forth in Section 3.3(b).

Xcyte IP Rights. “Xcyte IP Rights” shall mean all Intellectual Property utilized in Xcyte’s business as presently conducted.

Xcyte IP Rights Agreement. “Xcyte IP Rights Agreement” shall mean any instrument or agreement governing any Xcyte IP Rights.

Xcyte Material Adverse Effect. “Xcyte Material Adverse Effect” shall mean any Effect, that, considered together with all other Effects that had occurred prior to the date of determination of the occurrence of the Xcyte Material Adverse Effect, is or would reasonably be expected to be or to become materially adverse to, or has or would reasonably be expected to have or result in a material adverse effect on: (a) the assets, liabilities, capitalization or business of Xcyte; or (b) the ability of Xcyte to consummate the Stock Purchase or the Charter Amendments or to perform any of its covenants or obligations under the Agreement; provided, however, that in no event shall any of the following, alone or in combination, be deemed to constitute a Xcyte Material Adverse Effect on any entity: any Effect resulting from (A) general economic conditions or conditions generally affecting the industry in which Xcyte operates, except in either case to the extent such party is materially disproportionately adversely affected thereby relative to other similarly situated businesses, (B) the announcement of the execution of this Agreement or the consummation of the transactions contemplated by this Agreement, (C) a change in the stock price or trading volume of such entity (or any failure of such entity to meet published revenue or earnings projections, provided that clause (C) shall not exclude any underlying Effect which may have caused such change in stock price or trading volume or failure to meet published revenue or earnings projections), (D) any adverse Effect resulting from or relating to any change in accounting requirements or principles or any change in applicable laws, rules or regulations or the interpretation thereof or (E) the delisting or threatened or potential delisting of the Xcyte Common Stock or Xcyte Preferred Stock from the NASDAQ Stock Market.

Xcyte Material Contract. “Xcyte Material Contract” shall have the meaning set forth in Section 3.9(o).

Xcyte Obligations. “Xcyte Obligations” shall mean any and all liabilities and obligations associated with: (i) severance or similar obligations of Xcyte as of the Closing Date; and (ii) fees payable to any financial advisor to Xcyte.

Xcyte Options. “Xcyte Options” shall have the meaning set forth in Section 3.3(b).

Xcyte Permits. “Xcyte Permits” shall have the meaning set forth in Section 3.11(b).

Xcyte Preferred Stock. “Xcyte Preferred Stock” shall mean the 6% Convertible Exchangeable Preferred Stock, $0.001 par value of Xcyte.

Xcyte Quarterly Dividend Payment. “Xcyte Quarterly Dividend Payment” shall mean the dividend payable on shares of Xcyte Preferred Stock in equal quarterly installments on February 1, May 1, August 1 and November 1 pursuant to the terms of Xcyte’s Certificate of Powers, Designations, Preferred and Rights of the Preferred Stock.

Xcyte Required Stockholder Approvals. “Xcyte Required Stockholder Approvals” shall have the meaning set forth in Section 5.3(b).

Xcyte SEC Documents. “Xcyte SEC Documents” shall have the meaning set forth in Section 3.4(a).

Xcyte Share Amount. “Xcyte Share Amount” shall have the meaning set forth in Section 1.1 of the Agreement.

Xcyte Shares Spreadsheet. “Xcyte Shares Spreadsheet” shall have the meaning set forth in Section 5.12(b).

Xcyte Stockholders’ Meeting. “Xcyte Stockholders’ Meeting” shall have the meaning set forth in Section 5.3(a).

Xcyte Stockholder Voting Agreements. “Xcyte Stockholder Voting Agreements” shall have the meaning set forth in the Recitals to this Agreement.

Xcyte Unaudited Interim Balance Sheet. “Xcyte Unaudited Interim Balance Sheet” shall mean the unaudited consolidated balance sheet of Xcyte and its consolidated subsidiaries as of September 30, 2005, included in Xcyte’s Report on Form 10-Q for the fiscal quarter ended September 30, 2005, as filed with the SEC prior to the date of the Agreement.

Xcyte Warrants. “Xcyte Warrants” shall have the meaning set forth in Section 3.3(b).